As filed with the Securities and Exchange Commission on February 11, 2002.
                                                    Registration No. 333-______.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DICKIE WALKER MARINE, INC.
                 (Name of small business issuer in its charter)

           Delaware                          2329                   Applied For
------------------------------   ----------------------------   -------------------
  (State or jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification No.)


                           Dickie Walker Marine, Inc.
                            1414 South Tremont Street
                           Oceanside, California 92054
                                 (760) 450-0360
                          (Address and telephone number
                         of principal executive offices)

                                   ----------

                                Gerald W. Montiel
                             Chief Executive Officer
                           Dickie Walker Marine, Inc.
                            1414 South Tremont Street
                           Oceanside, California 92054
                                 (760) 450-0360
                       (Name, address and telephone number
                              of agent for service)

                        Copies of all communications to:

         Cynthia R. Smith, Esq.                           Robert W. Walter, Esq.
           Gorsuch Kirgis LLP                    Berliner Zisser Walter & Gallegos, P.C.
Tower I, Suite 1000, 1515 Arapahoe Street            1700 Lincoln Street, Suite 4700
         Denver, Colorado 80202                           Denver, Colorado 80203
             (303) 376-5026                                   (303) 830-1700

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                         CALCULATION OF REGISTRATION FEE

                                                           Proposed         Proposed
                                                            maximum          maximum
Title of each class of securities to be   Amount to be   offering price     aggregate          Amount of
               registered                  registered     per share(1)    offering price   registration fee
---------------------------------------   ------------   --------------   --------------   ----------------

Common stock, $.001 par value(2)            1,380,000        $  5.00        $6,900,000
Representative's Warrants(3)                  120,000        $0.0001        $       12
Common stock issuable upon exercise of        120,000        $  7.50        $  900,000
representative's warrant(4)
Total                                       1,620,000                       $7,800,012         $717.60
=======================================   ============   ==============   ==============   ================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (g).

(2) The underwriters have the option to purchase 180,000 shares of common stock to cover over-allotments, if any.

(3) In connection with the sale of the common stock, the Registrant is granting the representative warrants to purchase 120,000 shares of common stock.

(4) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the representative's warrants.

                 Subject to completion, dated February 11, 2002

                                   PROSPECTUS

                                     [LOGO]

                           DICKIE WALKER MARINE, INC.

                        1,200,000 SHARES OF COMMON STOCK


         We are offering 1,200,000 shares of our common stock. The offering price is $5.00 per share. We have applied for listing on The Nasdaq SmallCap Market under the symbol "DWMA."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                       Per Share        Total
                                       ---------        -----

Public offering price                    $5.00        $6,000,000
Underwriting discount                    $0.50        $  600,000
Proceeds to us                           $4.50        $5,400,000

         We have granted the underwriters a 45-day option to purchase up to an additional 180,000 shares of our common stock to cover over-allotments, if any. If the option is exercised in full, the total price to the public, underwriting discounts, and proceeds to us will be increased to $6,900,000, $690,000 and $6,210,000, respectively. The representative of the underwriters will also receive a 3% non-accountable expense allowance.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares will be ready for delivery on or about ______________, 2002.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           SCHNEIDER SECURITIES, INC.

                           _____________________, 2002

                          [INSIDE COVER OF PROSPECTUS]


                      [PICTURES TO BE FILED BY AMENDMENT]

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

PROSPECTUS SUMMARY............................................................5
SUMMARY FINANCIAL DATA........................................................8
RISK FACTORS..................................................................9
FORWARD-LOOKING STATEMENTS...................................................14
USE OF PROCEEDS..............................................................15
CAPITALIZATION...............................................................16
DILUTION.....................................................................17
DIVIDEND POLICY..............................................................18
SELECTED FINANCIAL DATA......................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS................................................................20
BUSINESS.....................................................................26
MANAGEMENT...................................................................35
CERTAIN TRANSACTIONS.........................................................42
PRINCIPAL STOCKHOLDERS.......................................................43
DESCRIPTION OF SECURITIES....................................................44
SHARES ELIGIBLE FOR FUTURE SALE..............................................47
UNDERWRITING.................................................................49
LEGAL MATTERS................................................................53
EXPERTS......................................................................53
WHERE YOU CAN FIND MORE INFORMATION..........................................54
INDEX TO FINANCIAL STATEMENTS...............................................F-I

[STATE LEGENDS]



Until _______________, 2002, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Please read this prospectus carefully. It describes our business, our products and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

                               PROSPECTUS SUMMARY

         This summary highlights information that we present more fully in other sections of this prospectus. To understand this offering, you should read the entire prospectus carefully, including the risk factors and financial statements.

                           DICKIE WALKER MARINE, INC.

         Dickie Walker Marine, Inc., referred to as Dickie Walker, designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on comfortable clothing and classic styling, the Dickie Walker apparel line is designed to be different from typical work clothing or sportswear. Dickie Walker apparel combines the look and fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker product lines also feature marine-themed decorative and functional accessories for the home, office and boat.

         We were founded in October 2000 by Gerald W. Montiel, our Chairman and Chief Executive Officer. Mr. Montiel was the founder of Ashworth, Inc., currently the largest branded golf apparel company in the United States. The other members of our management team and our board of directors have extensive experience in the apparel industry and in brand development and management. Our management philosophy is to aggressively grow the business primarily by developing a private label apparel brand for West Marine Products, Inc., referred to as West Marine, and through the development of the Dickie Walker(TM) brand of apparel, gifts and marine accessories.

         Dickie Walker(TM) apparel and accessories were introduced in Spring 2001 through a test market in 20 West Marine stores. As a result of the success of this test market, we have entered into an agreement with West Marine to design, manufacture and distribute casual apparel and accessory lines to be marketed under West Marine's private label in 220 of their retail stores. West Marine private label apparel features boating and marine themes. We also offer custom embroidery services to West Marine customers enabling them to have the name of their boats, crew or events embroidered on items they purchase, together with a nautical design from our exclusive logo library. The accessory line consists of nautically-inspired decorative accessories, such as towels, placemats, napkins and containers that will be sold in West Marine's galley department. Because the number of West Marine stores we supply will significantly increase in the near future, we anticipate our sales will grow substantially over the next 18 months. West Marine is the largest specialty retailer of recreational and commercial boating supplies and apparel in the United States with over 240 stores nationwide.

         In addition to our business with West Marine, a major initiative of our company is to grow the Dickie Walker(TM) lifestyle brand of apparel, gifts and accessories that will be sold to specialty retailers, resorts and coastal stores. We plan to open two coastal living retail concept stores in the next 24 months to build our brand and generate sales growth. We believe that a strong merchandising presentation of coastal living apparel and lifestyle items, fixturing, and nautical point-of-sale decor will appeal to consumers as a unique shopping experience.

         Dickie Walker has a limited number of customers for private label apparel and corporate sales. This business involves sales of custom embroidered Dickie Walker apparel to businesses for their corporate events, trade shows, and for general promotion of their brand and company. We believe our design expertise and access to manufacturing sources will result in additional business from private label and corporate customers.

         Dickie Walker Marine, Inc. was incorporated on October 10, 2000 in California as Montiel Marketing Group, Inc. We changed our name to Dickie Walker Marine, Inc. in February 2001. We also have a website, www.dickiewalker.com, through which our products may be purchased and information about us may be obtained. Our board and stockholders recently approved a reverse 2-for-1 stock split and our reincorporation in Delaware. The information in the prospectus is presented as though the stock split and reincorporation have taken place as of September 30, 2001. Our principal office is located at 1414 South Tremont Street, Oceanside, California 92054 and our telephone number is (760) 450-0360.

THE OFFERING

         Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters to purchase up to 180,000 additional shares.

Securities offered............   1,200,000 shares of common stock.

Common stock outstanding......   2,300,000 shares of common stock were
                                 outstanding on December 31, 2001. After the offering, there will be 3,500,000 shares outstanding. Shares outstanding exclude up to 500,000 shares of common stock reserved for issuance under our equity incentive plan, under which no options have been granted, 8,438 shares of common stock issuable upon the exercise of a placement agent's warrant, and 250,000 shares issuable upon conversion of our outstanding 7% subordinated convertible promissory notes.

Risk factors..................   An investment in the shares involves a high
                                 degree of risk. You should not consider
                                 purchase of the shares unless you can afford to lose your entire investment.

Use of proceeds...............   To purchase additional inventory; to
                                 open two retail stores; for marketing and promotional programs; to purchase fixtures for in-store displays and related merchandising; to acquire warehousing and distribution equipment;
                                 for product development, including design expenses; to acquire information systems; to acquire a trade show booth; and for general corporate and working capital.

                             SUMMARY FINANCIAL DATA

         The following table sets forth our summary financial data. You should read this information together with the financial statements and related notes appearing in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 Period from
                                                              October 10, 2000
                                                               (inception) to
                                                             September 30, 2001
                                                             ------------------
STATEMENT OF OPERATIONS DATA:
Net sales                                                       $    614,891
Cost of sales                                                        531,807
                                                                ------------
    Gross profit                                                      83,084

Selling, general and administrative expenses                         973,713
                                                                ------------
Loss from operations                                                (890,629)
Interest expense, net                                               (358,545)
                                                                ------------

Net loss                                                        $ (1,249,174)
                                                                ============

Net loss per share - basic and diluted                          $       (.61)
                                                                ============

Weighted average common shares outstanding                         2,039,949
                                                                ============

                                                    As of
                                              September 30, 2001
                                      ---------------------------------
                                         Actual          As Adjusted(1)
                                      ------------       --------------
BALANCE SHEET DATA:
Cash and cash equivalents             $    364,729        $  5,154,980
Working capital                            742,347           5,543,720
Total assets                             1,638,792           6,429,043
Long-term debt and capital lease         1,053,276             153,276
    obligations, less current
    portion
Accumulated deficit                     (1,249,174)         (1,249,174)
Total stockholders' equity                 425,087           6,126,460

----------

(1) As adjusted to reflect (1) net proceeds to be received by us from the sale of 1,200,000 shares of common stock offered at an initial public offering price of $5.00 per share, after deduction of estimated underwriting discounts and commissions and offering expenses; (2) assumed conversion of the $900,000 principal amount of the Notes payable to stockholders and accrued interest totaling $11,122 at September 30, 2001 into 253,089 shares of common stock; and (3) the exercise of the outstanding warrant for 8,438 shares of our common stock for proceeds totaling $20,251.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in this prospectus, in deciding whether or not to invest in our common stock. Each of these factors could adversely affect the market price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

DICKIE WALKER HAS HAD LIMITED OPERATIONS AND A HISTORY OF LOSSES THAT MAKE OUR FUTURE OPERATING RESULTS DIFFICULT TO PREDICT.

         Our business began in October 2000. We have a limited operating history and you will have limited historical information about us on which to base your investment decision. We face the risks and uncertainties of other early-stage companies. We have had losses from operations since our inception and may incur future losses from operations. Our limited operating history and history of losses make future operating results difficult to predict.

DICKIE WALKER RELIES ON WEST MARINE FOR THE VAST MAJORITY OF OUR BUSINESS AND THE LOSS OF WEST MARINE AS A CUSTOMER WOULD ADVERSELY AFFECT OUR SALES AND ABILITY TO ATTAIN PROFITABILITY.

         We have entered into an agreement with West Marine under which we will provide the apparel line for West Marine's retail stores, catalogs, and website. West Marine accounted for 95% of our sales in the first quarter of fiscal 2002. Our agreement with West Marine expires in December, 2003. Should the agreement terminate prior to December 2003, or should the agreement not be renewed at that time, we may not have sufficient sales from other customers to become profitable.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO DESIGN NAUTICAL APPAREL AND ACCESSORIES THAT ARE WELL RECEIVED BY CONSUMERS AND UNANTICIPATED SHIFTS IN CONSUMER PREFERENCES COULD ADVERSELY AFFECT OUR SALES AND RESULTS OF OPERATIONS.

         Our success is dependent upon our ability to correctly anticipate fashion trends within our industry and to design apparel that appeals to consumers' preferences in a timely manner. We depend upon our designers and others to develop designs and marketing strategies that distinguish our products favorably from the apparel and boating accessories of our competitors. While we believe that our designs and marketing strategy will be successful, we cannot assure you that we will generate sufficient sales to make us profitable. If we misjudge the market for our products or are unsuccessful in responding to changes in fashion trends or market demand, we could experience excess inventories and higher markdowns, resulting in lower gross margins. Conversely, if we have insufficient inventory, we may miss market opportunities. Any of these events could have an adverse effect on our business.

BECAUSE OF GERALD W. MONTIEL'S EXPERIENCE AND RELATIONSHIPS IN THE APPAREL INDUSTRY, THE LOSS OF MR. MONTIEL COULD MATERIALLY HARM OUR BUSINESS AND OPERATING RESULTS.

         We believe the apparel industry experience of Gerald W. Montiel, our Chief Executive Officer, is important to our future success. We have entered into an employment agreement with Mr. Montiel for a three-year period. We do not intend to carry key man insurance on Mr. Montiel. The loss of the services of Mr. Montiel could have a significant adverse effect on our business.

OUR SALES THROUGH WEST MARINE AND OTHER RETAILERS WILL ULTIMATELY DEPEND ON THE RATE OF SELL-THROUGH TO CONSUMERS.

         We expect that the shipment of initial inventories of the Spring and Fall collections of apparel and accessories to West Marine's 220 retail stores will comprise a substantial majority of our sales in fiscal 2002 and the first quarter of fiscal 2003. We are unable to currently estimate the rate at which consumers will purchase our products from West Marine's stores, which we refer to as the rate of sell-through. The rate of sell-through of private label and Dickie Walker brand apparel and accessories within West Marine and other retail outlets will depend on factors such as the placement of apparel and accessories in the stores, the types of customers who patronize the stores, the merchandising of our products, acceptance of our designs, and West Marine's ability to build customer loyalty to its private label brand. We have the ability to affect the merchandising and display of our products, but many of the other factors are not in our control. If there were a low rate of sell-through of our products in West Marine or other retail outlets, retailers may reduce reorders of apparel or accessories or could reduce purchase commitments for the next season's collection. Either of these events would have a substantial adverse effect on our sales.

DICKIE WALKER'S SALES AND CUSTOMER RELATIONS MAY BE ADVERSELY AFFECTED IF OUR CONTRACTORS FAIL TO MEET OUR PRICING, PRODUCT QUALITY AND TIMELINESS REQUIREMENTS.

         Our products are manufactured by outside contractors to our specifications by both domestic and international manufacturers with whom we have no long-term contractual arrangements. The inability of a manufacturer to manufacture and ship our products in a timely manner could result in us missing certain retailing seasons and opportunities with respect to one or more of our products. The inability of a manufacturer to perform according to our specifications and specified quality standards could have an adverse effect on our sales. A change in manufacturer in mid-production of a product line also could have an adverse effect on the amount and timing of our sales.

DICKIE WALKER MAY NEED ADDITIONAL FINANCING AND WE MAY NOT BE ABLE TO OBTAIN IT.

         If cash generated from operations and the proceeds of this offering are insufficient to satisfy our working capital and capital expenditure requirements during the next 12 to 24 months, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including demand for our products, the need for merchandising and promotional programs and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing stockholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations may be harmed by such limitations.

COMPETITION IN THE NAUTICAL APPAREL AND ACCESSORIES MARKET IS INTENSE AND IF DICKIE WALKER FAILS TO COMPETE EFFECTIVELY, OUR ABILITY TO ACHIEVE PROFITABILITY AND INCREASE SALES MAY BE ADVERSELY AFFECTED.

         The apparel and gift industries are highly competitive. Many of our competitors have far greater financial and other resources than we do, and have established reputations. There can be no assurance that our apparel, gifts and decorative items will successfully compete with those of our competitors. Competitive factors in our business include quality, marketing strategy, price, design, and customer service. If we do not compete effectively on the basis of these factors, our results of operations will be adversely affected.

SALES OF NAUTICAL APPAREL AND MARINE-THEMED ACCESSORIES ARE SEASONAL AND, IN CERTAIN QUARTERS, OUR OPERATING RESULTS MAY FALL BELOW MARKET ANALYSTS' EXPECTATIONS WHICH COULD MATERIALLY HARM THE PRICE OF OUR COMMON STOCK.

         We anticipate that we will experience seasonal fluctuation in our sales and income and that a substantial portion of our sales will occur in the second and third quarters of our fiscal year. It is in these quarters that our largest shipments take place. Sales in the first and fourth quarters will be lower as a result of seasonal fluctuations. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could materially harm the market price of our common stock.

DICKIE WALKER'S ABILITY TO IMPORT NAUTICALLY-INSPIRED APPAREL IS SUBJECT TO IMPORT RESTRICTIONS.

         Our import of nautical apparel is subject to constraints imposed by bilateral textile agreements between the United States and some of the countries in which we source our products, such as Thailand and China. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. These agreements also allow the United States to impose import limitations on categories of merchandise that are not subject to specified limits.

         Our nautical apparel is also subject both to customs inspections, which could result in delays in delivery of our products, and to U.S. customs duties. The United States and the countries in which our products are manufactured may, from time to time, impose or increase quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. Changes in customs duties or a decrease in quotas could harm our financial condition or operating results.

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR SALES OF NAUTICAL APPAREL BECAUSE IT IS PURCHASED USING DISCRETIONARY INCOME.

         The apparel industry historically has been subject to substantial cyclical variations. Apparel manufacturers rely on the expenditure of discretionary income for sales of their products. Accordingly, any downturn, whether real or perceived, in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on our business. During the past several years, various retailers have experienced financial difficulties. Financial problems experienced by West Marine or other retailers could have a direct and adverse impact on sales of our products.

DICKIE WALKER'S ENTRY INTO RETAILING WILL PRESENT CHALLENGES.

         We intend to open two coastal living concept stores in the next 24 months. There are many risks associated with our entry into retailing, including:

         o Our ability to find suitable locations for our stores on reasonable rental terms,

         o Our ability to manage our relationships with specialty retailers who currently sell our products,

         o        competition from other retailers,

         o        potential premises liability, and

         o        the risks associated with our entry into long-term leases.

         We will need to augment our management team in order to open and manage the coastal living concept stores. We will also need to substantially increase our number of employees, which will result in an increased burden on our human resources function and increased exposure to employment-related legal liabilities. Our inability to successfully implement our retail strategy could harm our financial condition and operating results.

FOLLOWING THE OFFERING, STOCKHOLDERS OF DICKIE WALKER WHO ARE DIRECTORS AND EXECUTIVE OFFICERS WILL OWN APPROXIMATELY 48% OF OUR SHARES AND MAY EXERCISE SIGNIFICANT INFLUENCE OVER OUR DIRECTION AND POLICIES.

         Following the completion of the offering, certain directors and executive officers, including Gerald W. Montiel, Julia Sargent Knudsen, Sandra
L. Evans, Norman Lefkovits, Jr., Brian F. Kaminer and James R. Smith, will beneficially own approximately 48% of the outstanding shares of our common stock. As a result of this stock ownership, management has sufficient voting power to significantly influence our direction and policies, the election of directors, the outcome of any other matter submitted to a vote of stockholders, and a change in control.

DICKIE WALKER DOES NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         Since our inception we have not paid any dividends and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth.

DICKIE WALKER COULD USE THE ISSUANCE OF ADDITIONAL SHARES OF OUR AUTHORIZED STOCK TO DETER A CHANGE IN CONTROL EVEN IF A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

         We currently have 2,300,000 shares of common stock outstanding, out of a total of 50,000,000 shares of common stock, and 2,000,000 shares of preferred stock authorized for future issuance under our certificate of incorporation. This does not include 8,438 shares of common stock issuable upon exercise of outstanding warrants, 500,000 shares of common stock reserved for issuance under our equity incentive plan and 120,000 shares of common stock issuable on exercise of the representative's warrants. The remaining shares of common stock and preferred stock not issued or reserved for specific purposes may be issued without any action or approval of our stockholders unless such approval is required by the rules of the SEC or Nasdaq. We recently adopted a stockholder Rights Plan which provides for the issuance of shares as a method of discouraging, delaying or preventing a change in control. The issuance of additional shares would make it more difficult for a third party to acquire us, even if its doing so would be beneficial to our stockholders.

THERE HAS NEVER BEEN A MARKET FOR DICKIE WALKER'S COMMON STOCK.

         Prior to this offering, there has been no public market for our common stock and there can be no assurance that a public trading market for our common stock will develop, or if developed, will be sustained. We hope to be accepted for trading on The Nasdaq SmallCap Market, but there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus.

FUTURE SALES OF DICKIE WALKER COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         We currently have 2,300,000 shares of common stock outstanding and, upon the completion of the offering, will have 3,500,000 shares of common stock outstanding. Of such shares, the 1,200,000 shares sold in the offering (other than shares which may be purchased by our "affiliates") will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining outstanding shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Our executive officers, directors and stockholders have agreed not to offer, sell, or otherwise dispose of their shares for a period of 12 months after the effective date of the offering without the prior written consent of the representative of the underwriters. Our Chief Executive Officer, Gerald W. Montiel, and Montiel Family LLC, have agreed to similar restrictions for a period of two years. No predictions can be made as to the effect, if any, that sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of our common stock prevailing from time to time. The prevailing market price of the common stock after the offering could be adversely affected by future sales of substantial amounts of common stock by existing stockholders.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR DICKIE WALKER SHARES.

         The estimated public offering price of $5.00 per share is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $3.52 in pro forma net tangible book value per share, or approximately 70% of the assumed offering price.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. We make forward-looking statements regarding our expectations and projections for Dickie Walker. We use words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend" and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assumptions we made using information currently available to us. Because these statements reflect our current views and assumptions concerning future events, these statements involve substantial risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

         We estimate that we will receive net cash proceeds of approximately $4,770,000 after deducting underwriting discounts and estimated offering expenses (assuming a public offering price of $5.00) from our sale of 1,200,000 shares in the offering. It is currently contemplated that net proceeds will be used as follows:

Purchase additional inventory                               $  900,000
Setup of two retail stores                                     750,000
Purchase store fixtures and related point of
  sale merchandising displays                                  650,000
Marketing and promotional programs                             650,000
Acquire warehousing and distribution equipment                 350,000
Product development, including design expenses                 250,000
Acquire information systems                                    200,000
Acquire a trade show booth                                     100,000
General corporate/working capital                              920,000
                                                            ----------
            Total                                           $4,770,000
                                                            ==========

         Our management will have significant discretion over the use and investment of the net proceeds from the offering. Pending the uses described above, we will invest the net proceeds in interest-bearing accounts, or short-term, interest-bearing securities, or both.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001, on an actual basis and as adjusted to give effect to (i) the receipt by us of the estimated net proceeds from the sale of 1,200,000 shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses (ii) assumed conversion of the $900,000 principal amount of the notes payable to stockholders and accrued interest totalling $11,122 at September 30, 2001 into 253,089 shares of common stock; and (iii) the exercise of the outstanding warrant for 8,438 shares of our common stock for proceeds totaling $20,251. The information in the table should be read in conjunction with the financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                September 30, 2001
                                                          ---------------------------
                                                             Actual        As Adjusted
                                                          ------------    ------------

Capital leases, current portion                           $     34,817    $     34,817
                                                          ============    ============

Capital lease obligations, net of current portion              153,276         153,276
Notes payable to stockholders                                  900,000              --
                                                          ------------    ------------
    Total long-term debt                                     1,053,276         153,276
                                                          ============    ============
Stockholders' equity:
  Preferred stock, $.001 par value, 2,000,000 shares
     authorized, no shares outstanding                              --              --
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 2,300,000 and 3,761,527 shares
     issued and outstanding, actual and as adjusted,
     respectively                                                2,300           3,762
  Warrant                                                        6,075           6,075
  Additional paid-in capital                                 1,665,886       7,365,797
  Accumulated deficit                                       (1,249,174)     (1,249,174)
                                                          ------------    ------------
      Total stockholders' equity                               425,087       6,126,460
                                                          ------------    ------------

         Total capitalization                             $  1,478,363    $  6,279,736
                                                          ============    ============

This table does not includes 500,000 shares of common stock that have been reserved for issuance under the equity incentive plan.

                                    DILUTION

         As of September 30, 2001, our proforma net tangible book value was approximately $426,333 or $0.18 per share. Our proforma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 2,308,438 shares of common stock outstanding as of September 30, 2001, assuming exercise of warrants to purchase 8,438 shares of common stock at an exercise price of $2.40 per share.

         Without taking into account any changes in net tangible book value after September 30, 2001, other than to give effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $5.00 per share, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value on September 30, 2001 would have been $5,196,333 or $1.48 per share.

         This represents an immediate increase in net tangible book value of $1.30 per share to existing stockholders, and an immediate dilution in net tangible book value of $3.52 per share to new investors in the offering, as illustrated in the following table:

Assumed initial public offering price per share                                                      $    5.00
     Proforma net tangible book value at September 30, 2001                            $    0.18
     Increase in net tangible book value per share attributable to new investors            1.30
                                                                                       ---------
Pro forma net tangible book value per share after the offering                                            1.48
                                                                                                     ---------
Dilution per share to new investors                                                                  $    3.52
                                                                                                     =========

         The following table summarizes, on a pro forma basis as of September 30, 2001, the differences between the existing stockholders and the purchasers of shares in this offering with respect to the total price to be paid for these shares, the number of shares of common stock previously issued, the total consideration paid, and the average price per share paid.

                                  SHARES SOLD BY                                         AVERAGE PURCHASE
                                   DICKIE WALKER               TOTAL CONSIDERATION        PRICE PER SHARE
                            ---------------------------    ---------------------------   ----------------
                               Number         Percent         Amount         Percent
                            ------------    -----------    ------------    -----------

Existing stockholders          2,308,438           65.8%   $  1,717,417           22.2%     $       0.74
New investors                  1,200,000           34.2%      6,000,000           77.8%     $       5.00
                            ------------    -----------    ------------    -----------
       Total                   3,508,438          100.0%   $  7,717,417          100.0%
                            ============    ===========    ============    ===========

         The foregoing tables does not give effect to:

         o        Exercise of the underwriters' over-allotment option,

         o Conversion of an aggregate of $900,000 of promissory notes into 250,000 shares of common stock.

                                 DIVIDEND POLICY

         We have never declared or paid any dividends on our common stock. We do not intend to pay cash dividends on our common stock. We plan to retain our future earnings, if any, to finance our operations and for expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                             SELECTED FINANCIAL DATA

The selected financial data for the period from October 10, 2000 (inception) to September 30, 2001 and as of September 30, 2001 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The following data below should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      Period from
                                                   October 10, 2000
                                                    (inception) to
                                                  September 30, 2001
                                                  ------------------

STATEMENT OF OPERATIONS DATA:
Net sales                                            $    614,891
Cost of sales                                             531,807
                                                     ------------
     Gross profit                                          83,084

Selling, general and administrative expenses              973,713
                                                     ------------
Loss from operations                                     (890,629)
Interest expense, net                                    (358,545)
                                                     ============

Net loss                                             $ (1,249,174)
                                                     ============

Net loss per share - basic and diluted               $       (.61)
                                                     ============

Weighted average common shares outstanding              2,039,949
                                                     ============

                                                          As of
                                                   September 30, 2001
                                                   -------------------
BALANCE SHEET DATA:
Cash and cash equivalents                            $    364,729
Working capital                                           742,347
Total assets                                            1,638,792
Long-term debt and capital lease                        1,053,276
    obligations, less current
    portion
Accumulated deficit                                    (1,249,174)
Total stockholders' equity                                425,087

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to the historical information, this Prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance that involve risks and uncertainties. The actual events or results could differ materially from those anticipated by such forward-looking information due to factors discussed under the captions "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

         Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. Dickie Walker(TM), our exclusive line of apparel and accessories, was introduced to the market in Spring 2001 in 20 West Marine stores. As a result of market acceptance of this line and our Fall 2001 line, we have entered into an agreement with West Marine to design, manufacture and distribute apparel and accessory lines to be marketed under West Marine's private label in 220 of their retail stores.

         In addition to our business with West Marine, we design and market our own Dickie Walker(TM) branded lines and have established other distribution channels. Our distribution channels will continue to include independent manufacturer's agents and our own website, www.dickiewalker.com, as well as our own retail stores which we expect to open within the next two years.

         We were incorporated on October 10, 2000. During 2001, our first year of operations, our activities consisted largely of developing the infrastructure necessary to design and market our apparel and accessory lines, as well as launching our first two seasons' product lines in 20 West Marine stores. Because the number of West Marine stores we supply will significantly increase in the near future, we anticipate our sales will grow substantially over the next 18 months. In addition, due to moving a significant portion of our manufacturing to offshore vendors, we anticipate that our gross margins will increase in the current year.

DEPENDENCE ON WEST MARINE AND RATE OF SELL-THROUGH

     In the period ended September 30, 2001, approximately 95% of our sales were made to West Marine. We expect that a significant portion of our sales in future periods will continue to be accounted for by West Marine. We expect that the shipment of initial inventory of apparel and accessories to West Marine's 220 retail stores will comprise a substantial portion of our sales in the quarters ending March 30, 2002 and June 30, 2002. Likewise, shipments of initial inventory of the Fall 2002 apparel and accessory lines are expected to comprise a significant portion of our sales in the last fiscal quarter of this year and the first quarter of the following fiscal year.

         Based on our limited sales experience in the test market West Marine stores to which we sold apparel and accessories in 2001, we are unable to currently estimate the rate of sell-through of our Spring and Fall 2002 apparel and accessory collections. The rate of sell- through will depend on, among other factors, consumer demand for apparel and accessories designed by us for West Marine. If our private label apparel and accessories enjoy high rates of sell-through, we anticipate that we will receive substantial re-orders from West Marine. Conversely, in the absence of high rates of sell-through, re-order rates may be low and demand for the following season's collection could be adversely impacted.

         In order to limit our dependence on West Marine, we have established the Dickie Walker brand of apparel and accessories that will be sold through specialty retailers, coastal living stores and our planned nautically-themed retail stores. While the establishment of these additional channels of distribution could result in substantial orders for initial inventory of Dickie Walker apparel and accessories, the rate of sell-through of Dickie Walker products will have a significant effect on the rate of re-orders we receive from stores in these channels of distribution and, in turn, on our dependence on West Marine.

RESULTS OF OPERATIONS

         The following table sets forth certain financial data for the period indicated as a percentage of net sales.


                Period from October 10, 2000 (inception) through
                               September 30, 2001
                ------------------------------------------------

Statement of Operations Data:
Net Sales                                                              100.0%
Cost of Sales                                                           86.5
                                                                      ------
Gross Profit                                                            13.5
                                                                      ------
Selling, general and administrative expenses                           158.4
                                                                      ------
Loss from operations                                                  (144.8%)
                                                                      ======

         Net sales for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $615,000. Approximately 95% of these sales were to West Marine, with the remaining sales generated primarily from custom orders originating in the West Marine stores and a small amount of direct sales through our sales representatives and our website, www.dickiewalker.com. Our major focus during the period ended September 30, 2001, was the merchandising of our products in the test market that consisted of 20 West Marine stores.

         Cost of sales for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $532,000, or 86% of net sales. In connection with launching our business, our initial focus was on product introduction and merchandising that negatively impacted our gross margin. In addition, throughout this period, we had one primary domestic source, or vendor, for our products. Beginning with the Spring 2002 line, a majority of our products will be manufactured or sourced offshore and we will assume responsibility for warehousing and distributing our products, which we believe will enhance our gross margins.

         Selling, general and administrative expenses for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $974,000. The components of these costs are as follows:

                  o        $345,000 in design and marketing costs,

                  o        $290,000 in payroll and outside service costs,

                  o        $96,000 in depreciation and amortization costs,

                  o        $94,000 in travel and related expenses, and

                  o $149,000 in other selling, general and administrative expenses.

         We incurred interest expense for the period October 10, 2000 (inception) through September 30, 2001 totaling $370,000. Of this amount, approximately $317,000 corresponds to a non-cash charge relating to notes payable issued in connection with a private placement of common stock in 2001 which were issued at interest rates below market rates (See Note 4 to the financial statements.) The remainder of this expense was interest paid in connection with the notes payable to stockholders, capital lease obligations and the amortization of deferred financing costs.

         Interest income of $12,000 for the period October 10, 2000 (inception) through September 30, 2001 resulted from the interest earned on a money market account which contained funds raised in 2001 through the private placement of our common stock and promissory notes.

         As a result of the factors described above, we had a net loss of $1,249,000 for the period ended September 30, 2001. Our pre-tax loss was equal to our after-tax loss as we had no income on which taxes were payable.

LIQUIDITY AND CAPITAL RESOURCES

         Since our inception, we have funded our operations and satisfied our capital expenditure requirements with gross proceeds from the private placement of our common stock and promissory notes in 2001 and sales of common stock to our founders. Proceeds from these sources in the period ended September 30, 2001 totaled approximately $2,280,000 and capital equipment lease financing totaled approximately $207,000.

         During the period October 10, 2000 (inception) through September 30, 2001, operating activities used cash totaling approximately $1,215,000. This amount primarily reflects the net loss of approximately $1,249,000 for the period.

         During the period October 10, 2000 (inception) through September 30, 2001, investing activities used cash totaling approximately $620,000, principally for the purchase of property and equipment totaling $593,000. Of this amount, $215,000 was spent on development of our website, $297,000 was spent on fixtures primarily for West Marine stores, and the remaining $81,000 on office furniture and computer equipment.

         Our planned capital expenditures over the next 12 months, assuming the closing of this offering, are as follows:

               o  $650,000 for store fixtures

               o  $200,000 for information systems

               o  $350,000 for warehousing and distribution equipment, and

               o  $100,000 for a trade show booth.

         As of January 31, 2002, we had approximately $321,000 of firm inventory purchase commitments with our foreign and domestic suppliers.

         As of September 30, 2001, approximately $365,000 in cash and cash equivalents was available to fund operations. We believe that existing cash resources, together with the net proceeds from this offering and expected revenue from the Spring 2002 and Fall 2002 lines, will be sufficient to satisfy our cash requirements for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities or from other sources. No assurance can be given that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. The timing and amount of our capital requirements will depend on a number of factors, including demand for our products, the need for merchandising and promotional programs and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and our stockholders will experience additional dilution. Such additional securities may have rights, preferences, or privileges senior to those of our common stockholders. There can be no assurance that the additional financing will be available on terms favorable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations may be harmed by such limitations.

CRITICAL ACCOUNTING POLICIES

         Inventory Reserves

         At September 30, 2001, our reserve for excess and obsolete inventories was $23,794. We believe that these reserves are sufficient to reduce the inventories to net realizable value. Should our product introductions in the Spring and Fall of 2002 not achieve the customer acceptance as we anticipate, potential future losses may occur to the extent of the reduced carrying value of the inventory.

         Returns and Customer Markdowns

         Historically, we have not accepted any product returns from our customers or provided markdown concessions on product at retail customer locations. However, our business practices could change which may impact future operating results and our financial condition.

FUTURE TRENDS

         Beginning with the Spring 2002 line, a large percentage of our products will be manufactured or sourced offshore and we will assume responsibility for warehousing and distributing our products. We anticipate that these changes will improve our gross margins in the year ending September 30, 2002.

SEASONALITY

         Our business is seasonal and our sales are generally higher in the second and third fiscal quarters. These trends result primarily from the timing of seasonal shipments to customers. Fluctuations in sales and operating income in any fiscal quarter may be affected by the timing of seasonal shipments and other events affecting the retail customers.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which supercedes APB 17, Intangible Assets, and eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets. Instead, goodwill and other intangibles with indefinite lives will be tested for impairment on at least an annual basis utilizing a test that begins with an estimate of the fair value of the reporting unit or intangible asset. Previous accounting principles utilized undiscounted cash flows to determine if an impairment had occurred. We will adopt SFAS No. 142 during fiscal 2002. However, it is not anticipated to have an impact on our operations or financial condition.

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which will become effective for the Company beginning in fiscal 2003. This statement establishes a number of rules for the recognition, measurement and display of long-lived assets which are impaired and either held for sale or continuing use within the business. In addition, the Statement broadly expands the definition of a discontinued operation to individual reporting units or asset groupings for which identifiable cash flows exist.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio. Our risk associated with fluctuating interest income is limited, however, to our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

         We have operated in the United States and all transactions to date have been made in U.S. dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations, nor do we have any foreign currency hedging instruments in place. Our future plans involve sourcing a substantial portion of our products from the Far East. We contemplate that these transactions will be in U.S. dollars.

                                    BUSINESS

OVERVIEW

         Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items to what we believe is an underserved market. Our products are designed to appeal to consumers who enjoy coastal living. The Dickie Walker(TM) brand is an exclusive line of comfort-wear apparel and lifestyle accessory items. Our unique apparel line features quality fabrics and comfortable silhouettes for the 30 to 60 year-old, upper middle class consumer. The Dickie Walker line also features marine-inspired decorative and functional accessory items for the home, office and boat.

         We design, manufacture, and distribute West Marine(R) branded apparel and accessories for West Marine Products, Inc., referred to as West Marine, the largest marine retailer in the United States with over 240 retail stores nationwide. Currently, a major focus of our company is to build the apparel and accessory sales of West Marine.

         The Dickie Walker(TM) lifestyle brand of apparel and accessories will be sold to specialty retailers and coastal stores beginning in Fall 2002. We expect to open two coastal living retail concept store in the next 12 to 24 months. These stores will emphasize coastal and marine inspired lifestyle merchandise.

         We also have a limited number of customers for private label apparel and corporate sales. This business involves sales of customized apparel and embroidered Dickie Walker apparel to businesses for their corporate events, trade shows and for general promotion of their brand and company. We believe that our design expertise and access to manufacturing sources will enable us to obtain additional business from private label and corporate customers.

         Dickie Walker's management team, led by Gerald W. Montiel, founder and former Chief Executive Officer and Chairman of the Board of Ashworth, Inc., has substantial experience in the design, production, embroidery, distribution and merchandising of apparel and accessories.

INDUSTRY AND THE MARKET

         Water-related activities are very popular in the United States. Over 80% of the U.S. population lives within 100 miles of an ocean or other major waterway. According to the National Marine Manufacturer's Association, approximately 70 million people participated in recreational boating during the year 2000. We believe that the U.S. population's close proximity to water coupled with its interest in boating provides us with an opportunity to develop a successful nautical brand.

         There are several large chains of retail marine supply stores in the United States that include apparel in their product mix. The largest of these, West Marine, has over 240 stores nationwide and sells marine hardware, boating supplies, and to a lesser degree, apparel. Other major marine supply store chains include Boats US and Boater's World. There are also many small regional chain stores and local independent marine stores throughout the United States. Most of these stores emphasize hardware and compete on price.

         We believe there are no significant retailers currently focusing on coastal living apparel and accessories in the United States. While numerous companies provide apparel for resorts, coastal stores and marine supply stores, we believe they do not design their apparel and accessories to appeal to consumers who aspire to the coastal lifestyle.

BUSINESS OBJECTIVES AND STRATEGIES

         Our primary business objectives are to:

                  o Build the West Marine(R) private label brand to enhance sales of West Marine apparel and accessories in its retail stores.

                  o Build the Dickie Walker(TM) brand of apparel and marine-inspired decorative and functional accessories for the home, office or boat.

         Our strategies to achieve these objectives are to:

                  o Introduce new items designed specifically for the West Marine customer base, with apparel featuring innovative designs and quality fabrics at moderate prices and accessories incorporating unique designs and functionality,

                  o Enhance our marketing strategy for the Dickie Walker(TM) brand through monitoring and responding to consumer tastes, test marketing our products, and undertaking branding initiatives,

                  o Reinforce the Dickie Walker(TM) brand image using marine, nautical and coastal life themes,

                  o Increase sales by expanding our existing distribution channels,

                  o Continue to create innovative designs that fit our customers' needs,

                  o Expand the range of items in our current product lines and add complementary product lines,

                  o Increase our merchandising effectiveness through coordinating point of sale displays, packaging, hang tags and labels,

                  o Provide superior customer service to West Marine and other customers in the areas of embroidery and order fulfillment,

                  o Increase gross margins through our new overseas vendor relationships, and

                  o Improve our information systems to increase the effectiveness of our operations in the areas of forecasting, purchasing, inventory turn, sales reporting and operational controls.

         We believe that our receipt of the proceeds of this offering will enable us to implement these strategies and increase our sales and gross margins. Following this offering, we expect to focus our activities on product design and production and promotion of our sales and marketing activities as we strive to meet our objectives.

PRODUCTS

Design

         We endeavor to create innovative designs that fit our customers' needs. The West Marine(R) apparel line by Dickie Walker is designed by us with the boater in mind and features knit and woven shirts, shorts, swim trunks, windshirts, pullovers, hats, pants, jackets, and carry bags. Some pieces are embellished with marine-flavored graphic designs and embroidery.

         The Dickie Walker(TM) branded apparel line features comfort wear for men and women who enjoy coastal living. Our apparel is made with high quality fabrics and is designed with a full, active fit for comfort and movement. Nautical embellishments including embroidery and graphic designs play a key role in defining the line.

         The Dickie Walker(TM) line of gift and decorative items are nautically inspired pieces for home, office or boat. Targeting the same consumer as our apparel line, we believe these items will appeal to upper middle class consumers in the 30 to 60 year-old range who enjoy and identify with the coastal lifestyle.

         Our gift and decorative items consist of domestic soft goods, such as towels, linens, rugs, pillows, bags, wastebaskets, placemats, napkins, potholder mitts, and aprons; cocktail coasters; storage containers; wine bags; blankets; candles; and stationery items, such as log books, photo albums, journals, guest books, and decorative note pads. We design these accessories to incorporate elements of the sea to provide a nautical look and feel. Some of our accessories are designed specifically for use in vessel galleys and other interior applications.

Production

         We employ an experienced production management and sourcing team. We contract with domestic and overseas independent contractors to produce fabric and to cut and sew our apparel. We typically negotiate credit terms of net 30 to 60 days with our major domestic suppliers. International manufacturers and suppliers typically require the issuance of a letter of credit prior to beginning work. We are generally required to place orders with international manufacturers three or four months before the proposed shipment date. We pay all manufacturers in U.S. dollars.

         Use of offshore manufacturers enables us to secure better pricing on volume goods than that offered by many domestic manufacturers. Domestic manufacturing typically costs more than offshore manufacturing. We use domestic manufacturing for quick-turn items and specialty items not available from offshore suppliers. We estimate currently that 55% of our products are supplied by offshore manufacturers and 45% are supplied by domestic manufacturers.

MARKETING AND SALES

         Marketing and sales of our products is or will be accomplished using these channels of distribution:

         o        our arrangement with West Marine,

         o        specialty retailers, resorts and coastal stores,

         o        our future retail concept stores,

         o        private label manufacturing and co-branded sales, and

         o        our website.

Our Agreement with West Marine

         Dickie Walker products are currently available for sale under the West Marine(R) private label through West Marine retail stores, catalogs, and through the West Marine website, www.westmarine.com, which is linked to our website, www.dickiewalker.com.

         Historically, West Marine's apparel department has been comprised of numerous general sportswear brands with no dominant brand or consistent merchandising theme. Our goal is to increase West Marine's apparel sales by creating an authentic boating sportswear line for the West Marine(R) brand. We recently entered into a two-year agreement with West Marine to provide substantially all of the design, sourcing, manufacturing and distribution for West Marine's apparel department, excluding shoes and foul weather gear.

         West Marine chose Dickie Walker to design its West Marine(R) branded apparel line after a 20-store test of Dickie Walker apparel during 2001. We have subsequently agreed with West Marine to expand the scope of our services to encompass design and manufacture of the majority of the West Marine(R) branded casual apparel line for the 220 West Marine stores that carry apparel. In addition to apparel, Dickie Walker(TM) brand galley items will be sold in the

West Marine stores beginning in April 2002. This line of galley products currently consists of placemats, napkins, potholders, towels, containers and other items.

         We believe that we can assist West Marine with its goals of increasing sales, gross margins, and inventory turn by focusing on products and styles that are more directly aimed at West Marine's core customer, the boater. We believe choosing appropriate styles, fabrics, quality and embellishments will help to establish the West Marine(R) apparel line as an authentic boater's line.

         Our performance under the agreement with West Marine is measured on sales increases, store gross margins and the rate of inventory turn. The agreement is renewable beyond the initial two-year term at the option of West Marine. West Marine may terminate the agreement if we do not perform adequately. We believe that West Marine will account for approximately 80% to 90% of our sales during the first two quarters of fiscal 2002.

Sale of Dickie Walker(TM) Brand products through specialty retailers, resorts and coastal stores

         One of our primary goals is to build the Dickie Walker(TM) lifestyle brand of apparel, gifts and accessories that will be sold to specialty retailers, resorts and coastal stores beginning in Fall 2002. Pricing is in the moderate to upper range, which we believe reflects the quality of our products and our target market. We use a network of independent manufacturer's agents to market the Dickie Walker(TM) brand products to specialty retailers, resorts and coastal and department stores, and we pay our independent agents a commission on shipped and collected invoices after a sale. We anticipate entering into written agreements with our independent agents, which will contain 30-day cancellation provisions for either party. To date, five independent agents represent the Dickie Walker(TM) brand and we plan to increase the number of independent agents who sell the Dickie Walker line.

Our Future Retail Concept Stores

         We expect to launch two coastal lifestyle retail concept stores over the next 12 to 24 months as a potential brand-building and profit initiative. The length of time it will take to open these stores will depend upon several factors, including how quickly we can identify and lease suitable retail space. We believe that a strong merchandising presentation of apparel and lifestyle items, store fixtures, and nautical point-of-sale decor and materials in a complete coastal living shopping environment will appeal to consumers as a unique destination store. Depending upon performance of the initial two stores, we may open additional stores. We may choose to enter into a joint venture with another company as part of the store launch or rollout plan.

Other Private Label and Co-Branded Manufacturing

         Our private label manufacturing includes sales to businesses for their corporate events, trade shows, and general promotion of their brand and company. We customize Dickie Walker branded apparel using embroidered company names, logos and event names. Our private label/co-branding manufacturing activities generate revenue without requiring a significant amount of sales and marketing expense. To date, we have engaged in private label/co-branded manufacturing for a small number of corporate clients other than West Marine, and we envision that this segment of our business will expand. Sales to co-branded manufacturing customers are made by our management team.

Website

         Dickie Walker will provide custom embroidery and distribution services for West Marine(R) branded apparel and we will market the Dickie Walker(TM) brand on our website at www.dickiewalker.com. Presently, the website is focused on selling apparel and custom embroidery services and we plan to expand the website over the next 12 months to include accessories.

BRAND IMAGE

         The Dickie Walker(TM) brand was inspired by a 50 year-old classic wooden hulled motor yacht. The Dickie Walker is a 63-foot Nova Scotian trawler and we believe its image appeals to those who enjoy the coastal lifestyle because of the vessel's looks, classic design, originality, woodwork and overall charm. We use the vessel's image and name on our labels, catalogs, packaging, hang tags, posters, website and point of sale displays to create a foundation of authenticity and originality for the Dickie Walker(TM) brand. The vessel is owned by Gerald W. Montiel, our Chief Executive Officer, a director and a principal stockholder.

         The Dickie Walker(TM) brand was first introduced to boaters in West Marine retail stores. We plan to expand exposure of the brand into the broader coastal lifestyle market through sales to resorts, specialty retailers, and coastal stores. We believe the details of our designs, the nautical embellishments on our products, the look and feel of our product packaging, and the uniqueness of our merchandising displays will combine to form a unique and consistent image of the Dickie Walker(TM) brand in consumers' minds. We believe that consumers will grow to expect quality and excellence from Dickie Walker as an authentic source for nautical apparel, gifts and accessories.

MERCHANDISING AND DISPLAY

         The Dickie Walker merchandising plan builds upon the proven success of our merchandising program currently in place for the West Marine(R) brand at 20 West Marine stores. Dickie Walker's philosophy is to have an integrated merchandising presentation, complete with point-of-sale materials, packaging, marketing initiatives, and fixtures.

         We believe a distinctive merchandising program encompassing apparel, accessories, and lifestyle items will sell the Dickie Walker(TM) brand to retail stores. Embellished items, such as embroidery, prints and graphic designs, will build the image of an authentic marine-inspired brand. The images in the merchandising package are designed to convey the feeling and inspiration of coastal living, and many of these images will feature the Dickie Walker vessel.

EMBROIDERY SERVICES

         Custom embroidery service is a key marketing tool for us. We have created an exclusive logo library for our customers which features unique nautical designs that can be embroidered on Dickie Walker products. Based on the success of the Dickie Walker embroidery sales in West Marine's retail stores and mail order catalog in 2001, we believe there is an opportunity to build this segment of our business. Currently, we offer custom embroidery services to West Marine customers enabling them to have the names of their boats, crew or events embroidered on items they purchase, together with a nautical design from our exclusive logo library. We feel this is an underserved part of West Marine's apparel business and that custom embroidery services provide a good opportunity to increase sales.

         Dickie Walker will also offer custom embroidery services to resorts, destination stores, corporate customers, and special event customers on Dickie Walker(TM) branded apparel and lifestyle items.

OPERATIONS

         Our management has extensive experience with customer service, distribution, embroidery operations, and information technology. Dickie Walker employs its own warehouse staff to embroider and distribute our products from our Oceanside, California warehouse. We expect this facility to accommodate our needs for between one and two years.

         Dickie Walker currently holds capital leases on four embroidery machines which are located in our Oceanside, California warehouse. We believe that utilizing our own machines gives us a competitive advantage for providing custom embroidery services to our customers. We recently purchased a new order processing and inventory software system. We will be electronic data interface-capable by Summer 2002.

COMPETITION

         We compete generally for the disposable income of consumers and operate in a highly competitive environment against many competitors with significantly more resources and well-established brand names. Numerous apparel brands are sold in coastal stores, specialty retail stores, marine supply stores and resorts. Although some companies have marketed their apparel with a nautical theme, we believe the apparel is not designed specifically to appeal to boaters or those who enjoy the coastal lifestyle. We view our primary competitors as apparel companies that sell general outdoor wear and sportswear such as Tommy Bahama, Polo and Columbia. In the apparel industry, no single company dominates the marketplace.

         The gift and decorative items market is also highly competitive, with a significant number of both large and small participants. Our competitors in these markets distribute their products through independent gift retailers, department stores, mass merchandisers and catalogue retailers or through direct response marketing. We believe the principal elements of competition in the gift and decorative items market is product design and quality, brand name loyalty, merchandising and price.

GOVERNMENT REGULATION

         Many of our imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods which may be imported into the United States, including constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not now subject to the specific limits.

         Our imported products are subject to United States customs duties. The United States and the countries in which our products are manufactured may impose quotas, duties, tariffs or other restrictions which could adversely affect our business.

         Our vendors and suppliers are subject to applicable laws and regulations, including labor laws and laws regulating the minimum age for workers. In the United States, our vendors and suppliers must comply with the federal Fair Labor Standards Act, which establishes the minimum age for workers, including those in the garment industry. If they do not comply, and we receive shipments from them, we can be deemed to be in violation of the Fair Labor Standards Act. The Fair Labor Standards Act provides a safe harbor for us if we obtain written statements from our vendors and suppliers affirming that they are in compliance with the Act. We are attempting to obtain such written statements from each of our suppliers and vendors. Some states, such as California, also have their own child labor laws.

TRADEMARKS

         We have applied for federal trademark registration of our logo which consists of a drawing of the Dickie Walker vessel and the words "Dickie Walker Built 1951 Authentic Marine." We currently have eight applications for this trademark pending in the U.S. Patent and Trademark Office covering a variety of goods. We own the domain name for our website, www. dickiewalker.com. We have not registered copyrights on our designs with the U.S. Copyright Office but we may register some proprietary designs in the future.

EMPLOYEES

         As of January 31, 2002, we had 13 employees, all of whom were full-time. None of our employees are represented by a labor union or under collective bargaining agreements. We believe our relations with our employees to be good.

PROPERTIES

         We currently have one facility located in Oceanside, California, which consists of 18,000 square feet of office and warehouse space. The facility is used for our corporate offices, to warehouse goods, to embroider goods, and for distribution. We lease the facility under a 15-month lease, which has one three-year renewal option.

LEGAL PROCEEDINGS

         We are not involved in any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information about our directors and executive officers as of December 31, 2001:

NAME                            AGE    POSITION
----                            ---    --------

Gerald W. Montiel............    55    Chief Executive Officer, Chief Marketing
                                       Officer, Chairman of the Board, and
                                       Director

Julia Sargent Knudsen........    37    President, Chief Operating Officer,
                                       Chief Financial Officer, and Director

Sandra L. Evans..............    42    Secretary, and Vice President of
                                       Distribution

Norman Lefkovits, Jr.........    53    Director (1)(2)
Brian F. Kaminer.............    45    Director
James R. Smith...............    56    Director (1)(2)
W. Brent Robinson............    57    Director

----------

     (1)  Member of the Compensation Committee

     (2)  Member of the Audit Committee

BOARD OF DIRECTORS

         Our directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Our officers serve at the pleasure of the Board of Directors, except for Mr. Montiel who has a three-year agreement with us.

         The following sets forth biographical information concerning our directors and executive officers for at least the past five years. All of the following persons who are executive officers are also full-time employees.

         GERALD W. MONTIEL is our founder and has served as our Chairman of the Board and Chief Executive Officer since our inception in October 2000, and our Chief Financial Officer since our inception until February, 2002. Mr. Montiel has served as our Chief Marketing Officer since February, 2002. In 1987, Mr. Montiel co-founded Ashworth, Inc., the largest branded golf apparel company in the United States, and served as its President and Chief Executive Officer from its inception until 1995, and as Chairman of the Board from its inception until 1998. Ashworth was recognized in 1994 and 1995 as one of America's 100 fastest-growing companies by Fortune magazine. In 1973, Mr. Montiel founded World of Arts and Crafts Stores, a 14-store retail chain that merged with Michael's Arts and Crafts Stores in 1984. Mr. Montiel served on Michael's Board of Directors from 1984 to 1985. Mr. Montiel graduated from Colorado State University with a degree in Business Administration and an emphasis in Marketing. He was recognized as its Honored Alumni of the Year in 1994 and he currently serves on the Advisory Board of the Colorado State University Business School.

         JULIA SARGENT KNUDSEN has served as our President and Chief Operating Officer and as a director since inception in October 2000. She has served as our Chief Financial Officer since February, 2002. Ms. Knudsen has over 15 years experience in apparel, manufacturing, and information technology industries. Ms. Knudsen was Vice-President of Corporate Communications and Information Technology at Ashworth, Inc. from 1997 to 1999. From 1996 to 1997, Ms. Knudsen was the Director of Software Development and Planning at Quiksilver. Ms. Knudsen holds a Bachelor of Arts degree in Economics from the University of Illinois, Urbana-Champaign.

         SANDRA L. EVANS was appointed Secretary in May, 2001 and Vice President of Distribution in February, 2002. Ms. Evans has over 20 years experience in the apparel and embroidery industry. From 1993 to 2001, Ms. Evans held positions of Embroidery Manager, Director of Global Services and Embroidery and Director of Sales at Ashworth, Inc. She was Vice President of Pacific Sportswear from 1991 to 1993 where she oversaw sales and embroidery distribution. In addition, she owned and operated Bushwakker Sportswear from 1986 to 1992, which specialized in manufacturing, screen printing and embroidery for corporate customers in the San Diego area.

         NORMAN LEFKOVITS, JR. was appointed as a director in May, 2001. Mr. Lefkovits has over 30 years of experience in the apparel industry. Mr. Lefkovits was a licensee for No Fear from 1991 to 1999. He was a licensee for Jimmy Z T-Shirt from 1985 to 1990. Mr. Lefkovits has a Bachelor of Arts degree in Marketing from the University of Alabama.

         BRIAN F. KAMINER has served as a director since inception. Since 1997, Mr. Kaminer has been providing merchandising and marketing consulting services through his company, Lake Consulting, to companies such as SkyMall and J. Crew. From 1996 to 1997, Mr. Kaminer served as Senior Vice President and General Merchandise Manager at Williams-Sonoma. From 1994 to 1995, Mr. Kaminer served as Senior Vice President of Product Integrity for the Home Shopping Network and as Vice President of Brand Integrity for Lands End from 1992 to 1994. From 1989 to 1992, he was the Vice President of Merchandising for Nautica Enterprises. From 1983 to 1989, he served as Vice President of Merchandising for Gant Corporation.

         JAMES R. SMITH was elected as a director in May, 2001. Since 1981, Mr. Smith has been the Chairman and Chief Executive Officer of Smith Investments, Inc. His experience includes the acquisition and management of real estate income properties consisting of management of over 450 apartment units with an ownership interest in over 280 units and several commercial buildings, as well as undeveloped real estate. Mr. Smith holds a Bachelor of Science degree in Business Administration, a Masters of Economics, and a Masters of Business Administration from Colorado State University. Mr. Smith currently serves on the Advisory Board of the Business School at Colorado State University.

         W. BRENT ROBINSON was elected as a director in February, 2002. Mr. Robinson has over 30 years of experience in the retail industry, specializing in retail store chain development, operations and management. Since 1999, Mr. Robinson has been Chairman and Chief Executive Officer of Virtual Habitat, Incorporated which designs, sells, installs and maintains entertainment systems for residential and commercial use. From 1992 to 1999, he was President and Chief Executive Officer of the Store Group, a retail advisory group for retailers, wholesalers, manufacturers and catalog companies. From 1990 to 1993, Mr. Robinson was a Vice President of Blockbuster Video. Mr. Robinson was Vice President of The Limited, Inc. and of Abercrombie & Fitch from 1989 to 1990. Mr. Robinson was a regional manager for the Lerners Shops from 1987 to 1989, and a regional manager for The Limited Stores from 1985 to 1987.

         COMMITTEES OF BOARD OF DIRECTORS. Our Audit Committee consists of Messrs. Smith and Lefkovits, both of whom are independent directors. The Audit Committee is responsible for recommending to our board the engagement of independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

         Our Compensation Committee consists of Messrs. Smith and Lefkovits both whom are independent directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the 2002 Equity Incentive Plan.

         The board does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors.

DIRECTORS COMPENSATION

         While we do not pay cash compensation to our directors, they are reimbursed for expenses they incur in attending meetings of the Board or Committees of the Board. It is expected that our outside directors will receive an annual award of stock options under our equity incentive plan. No directors have received options to date.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by us to our Chief Executive Officer and other executive officers for the year ended September 30, 2001. No executive officer received compensation exceeding $100,000 during 2001.

                                                FISCAL           ANNUAL
NAME AND POSITION                                YEAR        COMPENSATION
-----------------                               ------       ------------
Gerald W. Montiel                                2001          $     -0-
     Chief Executive Officer and Chief
     Marketing Officer
Julia Sargent Knudsen                            2001          $ 96,000
     President, Chief Financial Officer and
     Chief Operating Officer
Brian F. Kaminer                                 2001          $ 94,000(1)
     Vice President of Merchandising (until
     July 2001)

----------

     (1) Compensation was for consulting services paid to Mr. Kaminer's firm, Lake Consulting.

EMPLOYMENT AGREEMENT

         On February 1, 2002, we entered into an employment agreement with Gerald W. Montiel, under which he serves as our Chairman of the Board, Chief Executive Officer and Chief Marketing Officer. Under the agreement, Mr. Montiel is entitled to a minimum base salary of $100,000 per year, beginning October 1, 2002, but will not be entitled to a salary until then. He may be awarded bonuses at the discretion of the Board of Directors. He is entitled to the employee benefits we offer to all of our employees. If Mr. Montiel's employment is terminated for any reason other than (i) by Mr. Montiel's voluntary resignation,
(ii) by his death, disability or normal retirement or (iii) by us for cause, Mr. Montiel will be entitled to severance compensation equal to one year's salary. During the term of this agreement Mr. Montiel agreed to protect our confidential information, to refrain from competing with us, and to assign to us all rights in intellectual property developed by him during the term of his employment.

2002 EQUITY INCENTIVE PLAN

         Our board adopted the equity incentive plan as of January 24, 2002 and it was approved by our stockholders on February 7, 2002. Under this plan, we may grant to our designated employees, officers, directors, advisors and independent contractors incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. By encouraging stock ownership, we seek to motivate plan participants by allowing them an opportunity to benefit from any increased value of our company which their effort, initiative, and skill help produce. As of the date of this prospectus, no options were outstanding under the plan.

         General. Up to 500,000 shares of common stock are authorized for issuance under the terms of the plan. No more than 250,000 shares may be granted to any individual in any three year period. If options granted under the plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the plan.

         Administration of the plan. The Compensation Committee determines which individuals will receive grants, the type, size and terms of the grants, the time when the grants are made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and the total number of shares of common stock available for grants.

         Eligibility for participation. Grants may be made to employees, officers, directors, advisors and independent contractors of the Company and its subsidiaries, including any non-employee member of the board of directors.

         Options. Incentive stock options may be granted only to officers and directors who are employees. Nonqualified stock options may be granted to employees, officers, directors, advisors and independent contractors. The exercise price of an option will be determined by the Compensation Committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of the fair market value of a share of common stock at the time of grant; provided that:

         o the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date of grant, and

         o the exercise price of an incentive stock option granted to an employee who owns more than 10% of the issued and outstanding common stock must not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

         The Compensation Committee determines the term of each option, which may not exceed ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

         Restricted stock. The Compensation Committee determines the number of shares of restricted stock granted to a participant and may subject any grant to performance requirements, vesting provisions, transfer restrictions and other restrictions and conditions as the Compensation Committee may determine in its sole discretion. The restrictions shall remain in force during a restricted period set by the Compensation Committee.

         Stock appreciation rights. The Compensation Committee may grant a participant the right to receive, in cash or stock, the amount of any appreciation in the value of our stock over the exercise price of the stock appreciation right, which is set by the committee at the time of grant. The Compensation Committee has the same discretion to determine the terms of stock appreciation rights, including exercise price and vesting schedule, that it has in the case of nonqualified stock options.

         Termination of employment. If a participant leaves our employment, other than because of retirement, death or disability, the participant will forfeit any stock options or stock appreciation rights that are not yet vested, and any restricted stock for which the restrictions are still applicable, unless the participant remains as a non-employee director, advisor or independent contractor.

         Amendment and termination of the plan. The Compensation Committee may amend or terminate the plan at any time, except that it may not make any amendment that requires stockholder approval as provided in Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code without stockholder approval. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Compensation Committee.

LIMITATION OF LIABILITY

         As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

         o any breach of the director's duty of loyalty to us or our stockholders,

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         o unlawful dividends or unlawful stock purchases or redemptions, or

         o any transaction from which the director derives an improper personal benefit.

         As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director's duty of care. However, these provisions do not affect a director's responsibilities under any other laws, including federal securities laws.

INDEMNIFICATION

         Our certificate of incorporation provides for the indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees and agents, to the extent determined by our Board of directors, except that we will generally not be obligated to indemnify a person in connection with an action initiated by that person without our prior written consent. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification.

         Our bylaws provide that we shall indemnify our directors and officers to the full extent permitted by Delaware law. Our bylaws also authorize us to indemnify our employees and agents to the fullest extent permitted by Delaware law, at the discretion of our Board of Directors. We intend to enter into indemnification agreements with our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors, and officers, insurance if available on reasonable terms.

INSURANCE

         Under our certificate of incorporation, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by a person in any of these capacities, or arising out of the person's fulfilling one of these capacities, whether or not we would have the power to indemnify the person against the claim under the provisions or our certificate of incorporation.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the company where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

         We have been granted the exclusive and unlimited right to use the name, image and likeness of the Dickie Walker vessel in connection with the sale of our products and for our business generally. This right was granted under a license agreement between us and Gerald W. Montiel, our Chairman of the Board, Chief Executive Officer, Chief Marketing Officer and principal stockholder. The agreement was effective as of February 1, 2002 and has a 99-year term. Under the agreement, we have a right of first refusal to purchase the Dickie Walker at fair market value. We also have the exclusive right to establish and protect trademarks that use the vessel's name, image, structure or likeness. The agreement is binding on all subsequent owners of the vessel. The agreement is terminable by the company upon notice to Mr. Montiel, but may only be terminated by Mr. Montiel, or his assigns, in the event of a material breach by us. This agreement is subject to approval by a majority of our disinterested directors.

         Mr. Montiel also has agreed to make the vessel available to us for corporate events, photo shoots and promotions pursuant to an agreement between us and Mr. Montiel, dated February 1, 2002. Under the agreement we reimburse Mr. Montiel for expenses incurred in connection with our use of the vessel, including cost of crew, fuel, docking fees and maintenance. We are entitled to use the vessel a minimum of 60 days per year. The agreement has a 99-year term but may be terminated by us on 30 days' notice. This agreement is subject to approval by a majority of our disinterested directors. Since our incorporation in October 2000, we have paid $34,000 for use of the Dickie Walker for corporate promotions and events.

         We market sun glasses called "sun readers" under the Dickie Walker(TM) brand which we buy on a purchase order basis from a company called Up Close, Inc. Up Close is owned by Mr. Montiel's daughter, and Mr. Montiel is a minority shareholder. We pay Up Close within 30 days of each purchase order. There is no other written agreement between us and Up Close.

         During 2000 and 2001, we utilized the consulting services of Lake Consulting, of which Brian F. Kaminer is the principal. Mr. Kaminer is a director and stockholder of Dickie Walker. Lake Consulting provided consulting services involving merchandising issues. We paid Lake Consulting a total of $94,000 under this arrangement. There is no written agreement between us and Lake Consulting. We do not expect to pay any additional consulting fees to Lake Consulting.

         In January 2002, Mr. Montiel loaned us a total of $95,000 for working capital which is evidenced by two unsecured promissory notes in the amounts of $50,000 and $45,000. The notes accrue interest at 10% per annum and are due in March 2002.

         In October 2000, Julia Sargent Knudsen, an officer, director and stockholder, and Sandra L. Evans, an officer and stockholder, purchased a total of 135,000 shares of our common stock from Gerald W. Montiel. The notes issued by Ms. Knudsen and Ms. Evans to Mr. Montiel mature three years from issuance and bear interest at 10% per annum. Interest is payable quarterly. The notes are full recourse and are secured by a pledge of the shares owned by Ms. Knudsen and Ms. Evans.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number and percentage of shares of our stock owned as of December 31, 2001 by any person we know to be the owner of 5% or more of our common stock. In addition, we have included what is owned by each director, by the officers we consider to be executive officers under federal securities laws, and by all of our directors and executive officers as a group. The information is based upon statements furnished to us by such persons. For purposes of this table, the amount of our common stock beneficially owned is the aggregate number of shares of the common stock outstanding on December 31, 2001, plus an amount equal to the aggregate amount of common stock which could be issued upon the exercise of stock options within 60 days of December 31, 2001.

                                                                     PERCENT OF CLASS
                                                                 ------------------------
NAME AND ADDRESS OF BENEFICIAL          AMOUNT AND NATURE OF      BEFORE           AFTER
OWNER                                     BENEFICIAL OWNER       OFFERING        OFFERING
------------------------------          --------------------     --------        --------

Montiel Family, LLC                          1,288,500(1)          56.0%          36.8%
Gerald W. Montiel,
Managing Partner
1414 South Tremont Street
Oceanside, CA 92054

Norman Lefkovits, Jr.                          175,000(2)           7.6%           5.0%
41700 Pacific Coast Highway
Malibu, CA 90265

Julia Sargent Knudsen                          105,000              4.6%           3.0%
1414 South Tremont Street
Oceanside, CA 92054

James R. Smith                                  62,500(3)           2.7%           1.8%
1333 East County Road 58
Ft. Collins, CO 80524

Brian F. Kaminer                                30,000              1.3%            .8%
10 Hobart Street
Bronxville, NY 10708

Sandra L. Evans                                 30,000              1.3%            .8%
1414 South Tremont Street
Oceanside, CA 92054

All Executive Officers and Directors         1,691,000             73.5%          48.3%
as a group (six persons)

----------

     (1) Montiel Family, LLC is the holder of two promissory notes in the aggregate amount of $45,000, which are convertible into 12,500 shares of common stock.

     (2) These shares are owned by Martha Bodman, Norman Lefkovits, Jr.'s wife. Ms. Bodman is the holder of two promissory notes in the aggregate amount of $45,000 which are convertible into 12,500 shares of common stock. Mr. Lefkovits claims beneficial ownership of all of these securities.

     (3) James R. Smith is the holder of two promissory notes in the aggregate amount of $90,000, which are convertible into 25,000 shares of common stock. Oaktree Ltd. LLLP, a family partnership of which James R. Smith owns 60%, is the owner of 25,000 shares and one promissory note for $22,500 which is convertible into 6,250 shares of common stock.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 value per share and 2,000,000 shares of preferred stock, $.001 value per share. As of December 31, 2001, 2,300,000 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Since our common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all our directors and the holders of the remaining shares would not be able to elect any directors.

         Subject to the rights of holders of any series of preferred stock, the holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for such purposes. In the event of a voluntary or involuntary liquidation of our company, all stockholders are entitled to a pro rata distribution of our assets remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of our common stock have no conversion, redemption or sinking fund rights. All of our outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors, without further action by the stockholders, is authorized to issue up to 2,000,000 shares of preferred stock in one or more series. The board may, without stockholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. As of the date of this prospectus, our board has not authorized any series of preferred stock, and there are no agreements or understandings for the issuance of any shares of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, our board could adversely affect the voting power of the holders of our common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of our company.

STOCKHOLDER RIGHTS AGREEMENT

         Our stockholders approved a stockholder rights agreement on February 7, 2002. The material provisions of the rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you, and is qualified in its entirety by reference to the rights agreement. For more information, you should read the agreement, which will be included as an exhibit to the Registration Statement filed with the Securities and Exchange Commission in connection with this Prospectus. See "Where You Can Find More Information" below, for information on how to obtain a copy of the rights agreement.

         Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one share of common stock. The rights are not exercisable until they separate from the common stock, as described below. Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates immediately if someone acquires at least 25% of our common stock, or ten days after someone commences a tender offer for at least 25% of our outstanding common stock. After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire in February, 2012 unless we redeem or exchange them earlier. If an acquiring person obtains or has the right to obtain at least 25% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for a sum certain a number of shares of our common stock having a then current market value two times the purchase price, which results in a 50% discount to fair market value. If an acquiring person obtains or has the right to obtain at least 25% of our common stock, then each right will entitle the holder to purchase for a sum certain a number of shares of common stock of the acquiring person having a then current market value of two times the purchase price (resulting in a 50% discount to fair market value) if any of the following occurs: we merge into another entity; an acquiring entity merges into us; or we sell 50% or more of our assets or earning power to another entity. Under our rights agreement, any rights that are or were owned by an acquiring person of more than 25% of our outstanding common stock will be null and void. We plan to modify the agreement to provide that (i) if an acquiring person obtains or has the right to obtain at least 25% of our common stock then each right will entitle the holder to purchase two shares of common stock for the then current fair market value of one share of common stock, and (ii) if an acquiring person obtains or has the right to obtain at least 25% of our common stock, then each right will entitle the holder to purchase two shares of common stock of the acquiring person for the then current fair market value of one share of the acquiring person's common stock if any of the following occurs: we merge into another entity; an acquiring entity merges into us; or we sell 50% or more of our assets or earnings power to another entity. All other provisions will remain the same.

         Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.001 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 25% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will have is the right to receive the redemption price. Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights. Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter potential acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

SUBORDINATED CONVERTIBLE PROMISSORY NOTES

         During 2001, we conducted a private offering of our common stock and subordinated convertible promissory notes through which we raised $1,980,000. Currently, promissory notes in the aggregate amount of $900,000 remain outstanding. The notes bear interest at 7% percent per annum, payable semi-annually, and mature in 2005. The notes are convertible into shares of our common stock at the option of the holder at $3.60 per share, and are subordinated to all senior debt, which is any secured indebtedness, whether presently owed or incurred at any time in the future, in favor of one or more banks, savings and loan associations, institutions or other asset-based lenders in an aggregate amount of $25,000,000. The notes are redeemable by us at 20% over the conversion price of $3.60 per share during the first year of the note, 15% over the conversion price during the second year, and 10% during the third year. We may select which, if any, of the notes to redeem but we are not required to redeem all or any of the notes at any time.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISION

Section 203 of Delaware General Corporate Law

         Section 203 of the General Corporation Law of Delaware applies to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our Board of Directors and/or our stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. With limited exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the corporation's voting stock.

No Stockholder Action by Written Consent; Special Meetings

         Our certificate of incorporation provides that our stockholders may not take action by written consent instead of a meeting. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken if it is properly brought before such meeting and that special meetings of our stockholders may only be called by our Board of Directors or a duly authorized committee of our Board of Directors. In order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even it if acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting and not by written consent.

Waiver of Business Opportunities

         An amendment to the Delaware General Corporation Law, which became effective on July 1, 2000, clarifies that a corporation has the power to waive in advance, in its certificate of incorporation or by action of its board of directors, the corporation's interest or expectations in business opportunities or classes or categories of business opportunities, as those opportunities may be defined by the corporation. These classes or categories of opportunities could be defined in many different ways, including by type of business, by who originated the business opportunity, by who has an interest in the business opportunity, by the period of time, or by geographic location. Our Board of Directors may consider and take actions as permitted by this new statutory provision, although it has no current plans to do so.

TRANSFER AGENT

         Our transfer agent for the common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have outstanding 3,500,000 shares of common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of warrants. Of these shares, the 1,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act of 1933, as amended, their sales of shares would be subject to certain limitations and restrictions that are described below.

         Prior to this offering, there were 2,300,000 shares of common stock outstanding. All of these shares are subject to lock up agreements imposed by Schneider Securities, Inc., which restricts stockholders from selling such shares for a period of 12 months from the effective date of the offering, without the prior consent of Schneider Securities, Inc., except for the lock up agreement of our Chief Executive Officer which has a term of two years. In addition, all of these shares are "restricted" shares subject to restriction upon resale under Rule 144 of the Securities Act of 1933.

         As of January 31, 2002, we had 500,000 shares of common stock available for future grants under our equity incentive plan. We are restricted by the underwriting agreement from registering the 500,000 shares reserved to the plan until 12 months after the effective date of the offering. Such registration will permit resale of shares by non-affiliates in the public market without restriction.

         We also have 8,438 shares of common stock underlying outstanding warrants that will be eligible for resale in the public market upon expiration of the holder's respective one-year holding periods under Rule 144, which will begin upon the date of exercise or, in the case of a net exercise, on the date of grant of the warrant.

         There are outstanding $900,000 in notes payable to stockholders, which are convertible at the option of the holders into 250,000 shares of common stock.

         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

         o 1% of the then outstanding shares of common stock (approximately 35,000 shares immediately after the offering), or

         o the average weekly trading volume of the common stock during the four calendar weeks preceding the date upon which a Form 144 was filed with respect to the sale.

         Persons selling under Rule 144 must also comply with the requirements of Rule 144 concerning the availability of specific public information about us, the manner of sale and filing with the SEC of a notice of sale. However, a person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the three months immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144 even after the one-year holding period has been satisfied.

                                  UNDERWRITING

         Schneider Securities, Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                      Number of
Underwriters                                           Shares
------------                                          ---------

Schneider Securities, Inc..........................
                         ..........................
-------------------------
                         ..........................
-------------------------
                         ..........................
-------------------------
                         ..........................
-------------------------
         Total.....................................   1,200,000
                                                      =========

         The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

         The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

         The representative has advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a
concession not in excess of $   per share. The underwriters may allow, and the
dealers may reallow, a discount not in excess of $   per share to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

         The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                         Per Share   Without Option   With Option
                                       ------------  --------------  ------------
Public offering price                  $       5.00   $  6,000,000   $  6,900,000
Underwriting discount                  $       0.50   $    600,000   $    690,000
Non-accountable expense allowance      $       0.15   $    180,000   $    207,000
Proceeds, before expenses, to us       $       4.35   $  5,220,000   $  6,003,000

         The expenses of the offering, not including the underwriting discounts or the non-accountable expense allowance, are estimated at $450,000. We have agreed to reimburse the representative of the underwriters on a non-accountable basis for a portion of its expenses incurred in connection with this offering. The reimbursement is equal to 3% of the proceeds of the offering, including any proceeds from exercise of the over-allotment option described below, before discounts or expenses.

OVER-ALLOTMENT OPTION

         We have granted an option to the underwriters to purchase up to 180,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the first table above.

REPRESENTATIVE'S WARRANTS

         On completion of the offering, we will issue to the representative warrants to purchase 120,000 shares of common stock. The warrants are exercisable for a period of four years, commencing 12 months after the date of the offering, at an exercise price of $7.50 per share subject to certain adjustments. The exercise price of the warrants was determined by negotiation between the underwriter and us. It does not reflect any estimate of the real value of either the warrants or the underlying common stock. The warrants contain anti-dilution provisions in the event of any recapitalization, split-up of shares or certain stock dividends. They also contain certain registration rights. The warrants cannot be transferred, sold, or assigned for a period of one year after the effective date of the Registration Statement, except to officers of the representative or the underwriters, their officers or partners.

         For the life of the warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock. If exercised, the interest of our stockholders will be diluted. We may find it more difficult to raise additional equity capital if it should be needed while the warrants are outstanding. Any profit realized on the sale of the securities issuable upon the exercise of the warrants may be considered additional underwriting compensation.

CONSULTING AGREEMENT

         On closing of this offering, we and the representative will enter into a financial consulting agreement providing for the representative to act as a management and financial consultant to us for a period of two years. We will compensate the representative in an amount of $5,000 per month over such two year period or, at our election, may prepay the consulting fee. Under this agreement, the representative will consult with us regarding our management, business operations, financing opportunities, prospective acquisitions and other business transactions or opportunities.

NO SALES OF SIMILAR SECURITIES

         We, our directors and executive officers and stockholders prior to this offering have agreed, with exceptions, not to sell or transfer any common stock for one year after the date of this prospectus without first obtaining the written consent of Schneider Securities. Mr. Montiel and Montiel Family, LLC have agreed to similar restrictions for two years after the date of this prospectus. Specifically, we and our officers, directors and existing stockholders have agreed directly or indirectly not to:

         o        offer, pledge, sell or contract to sell any common stock,

         o        sell any option or contract to purchase any common stock,

         o        purchase any option or contract to sell any common stock,

         o grant any option, right or warrant for the sale of any common stock,

         o        lend or otherwise dispose of or transfer any common stock,

         o request or demand that we file a registration statement related to the common stock, or

         o enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. The lock-up provision applies to the shares issuable on conversion of the subordinated convertible promissory notes we issued in 2001. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions will not apply to:

         o issuances of stock by Dickie Walker pursuant to any employee benefit plan, except as to shares registered by us on a registration statement on Form S-8, which we have agreed not to file until 12 months after this offering,

         o issuances of stock by Dickie Walker to any current or future employee,

         o transfers by a director or executive officer as a bona fide gift or gifts, or

         o transfers by a director or executive officer to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by these restrictions, and provided further that any such transfer shall not involve a disposition for value.

         The representative may in its sole discretion and at any time without notice, release all or any portion of the shares subject to these restrictions.

         We have applied to list our common stock on The Nasdaq SmallCap Market under the symbol DWMA.

Prior to the offering, there has been no public market for our common stock. Consequently, the offering price has been determined by negotiations between us and the representative. The major factors considered by us and the representative in determining the public offering price of the common stock, in addition to prevailing market conditions, were:

         o        our historical performance and growth rates,

         o the history of, and prospects for, the industry in which we operate,

         o an assessment of our management, business potential and earning prospects,

         o the market prices of publicly traded common stocks of comparable companies, and

         o        the present state of our development.

         Although it has no legal obligation to do so, the representative may from time to time act as a market maker and otherwise effect transactions in our securities. The representative, if it participates in the market, may be a dominating influence in any market that might develop for any of our securities, and the price and liquidity of the securities may be affected by the degree, if any, of the representative's participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time.

PRICE STABILIZATION AND SHORT POSITIONS

         Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

         If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

         Neither we nor any of the underwriters makes any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

         We have summarized above the terms of the underwriting agreement and representative's warrant. You may review each of these documents by accessing the exhibits filed to our registration statement. Please refer to "Where You Can Find More Information" below for how to access the registration statement and exhibits.

OTHER RELATIONSHIPS

         Schneider Securities acted as our non-exclusive placement agent in connection with the 2001 placement of common stock and promissory notes. It received customary commissions for these transactions and a warrant to purchase 8,438 shares of common stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering will be passed on for us by Gorsuch Kirgis LLP, Denver, Colorado and for the representative of the underwriters by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements at September 30, 2001, and for the period from October 10, 2000 (inception) to September 30, 2001, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the common stock offered hereby. This prospectus does not contain all the information which is in our registration statement as allowed by the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits for further information with respect to us and the securities offered in this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. Our registration statement, and exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional office of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains all information filed electronically by us.

         We currently are not a "reporting company" subject to the information and reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above.

         We intend to furnish our stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Report of Ernst & Young LLP, Independent Auditors.........................F-1

Balance Sheet.............................................................F-2

Statement of Operations...................................................F-3

Statement of Stockholders' Equity.........................................F-4

Statement of Cash Flows...................................................F-5

Notes to Financial Statements.............................................F-6

                Report of Ernst & Young LLP, Independent Auditors


To Board of Directors and Stockholders
Dickie Walker Marine, Inc.

We have audited the accompanying balance sheet of Dickie Walker Marine, Inc. as of September 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for the period from October 10, 2000 (inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dickie Walker Marine, Inc. at September 30, 2001, and the results of its operations and its cash flows for the period from October 10, 2000 (inception) to September 30, 2001, in conformity with accounting principles generally accepted in the United States.




San Diego, California                                   ERNST & YOUNG LLP
January 10, 2002, except for Note 9
as to which the date is January 24, 2002

                           DICKIE WALKER MARINE, INC.

                                  BALANCE SHEET

                               September 30, 2001

ASSETS
Current assets:
     Cash and cash equivalents                                 $    364,729
     Accounts receivable, net                                        87,766
     Inventories, net                                               448,149
     Prepaid expenses and other assets                                2,132
                                                               ------------
Total current assets                                                902,776

Property and equipment, net                                         681,096
Deferred financing costs, net                                        30,205
Other assets                                                         24,715
                                                               ------------
Total assets                                                   $  1,638,792
                                                               ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                          $     97,155
     Accrued interest on notes payable to stockholders               11,122
     Accrued expenses                                                17,335
     Current portion of capital lease obligation                     34,817
                                                               ------------
Total current liabilities                                           160,429

Notes payable to stockholders                                       900,000
Capital lease obligation, less current portion                      153,276

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.001 par value:
       Authorized shares - 2,000,000
       No shares issued and outstanding                                  --
     Common stock, $.001 par value:
       Authorized shares - 50,000,000
       Issued and outstanding shares - 2,300,000                      2,300
     Warrant                                                          6,075
     Additional Paid-in-capital                                   1,665,886
     Accumulated deficit                                         (1,249,174)
                                                               ------------
Total stockholders' equity                                          425,087
                                                               ------------
Total liabilities and stockholders' equity                     $  1,638,792
                                                               ============

See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                             STATEMENT OF OPERATIONS

     For the period from October 10, 2000 (inception) to September 30, 2001


Net sales                                                   $    614,891
Cost of sales                                                    531,807
                                                            ------------
Gross profit                                                      83,084

Operating expenses:
     Selling, general and administrative                         973,713
                                                            ------------
Total operating expenses                                         973,713
                                                            ------------

Loss from operations                                            (890,629)

Other income (expense):
     Interest expense                                           (370,235)
     Interest income                                              11,690
                                                            ------------
Total other income (expense)                                    (358,545)
                                                            ------------

Net loss                                                    $ (1,249,174)
                                                            ============


Net loss per share:
     Basic and diluted                                      $       (.61)
                                                            ============


Weighted average shares outstanding:
     Basic and diluted                                         2,039,949
                                                            ============


See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

     For the period from October 10, 2000 (inception) to September 30, 2001


                                                       COMMON STOCK                     ADDITIONAL                        TOTAL
                                                -------------------------                 PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                                   SHARES        AMOUNT      WARRANT      CAPITAL        DEFICIT          EQUITY
                                                ------------   ----------   --------   ------------   ------------    -------------

Issuance of common stock for cash to founders      1,725,000   $    1,725   $     --   $    298,425   $         --    $     300,150
Issuance of common stock for cash, net of
  offering expenses of $34,200                       550,000          550         --      1,272,266             --        1,272,816
Issuance of common stock upon the conversion
  of notes payable                                    25,000           25         --         89,975             --           90,000
Issuance of common stock for services
  rendered                                                --           --                     5,220             --            5,220
Issuance of warrant for services rendered                 --           --      6,075             --             --            6,075
Net loss                                                  --           --         --             --     (1,249,174)      (1,249,174)
                                                ------------   ----------   --------   ------------   ------------    -------------
Balance at September 30, 2001                      2,300,000   $    2,300   $  6,075   $  1,665,886   $ (1,249,174)   $     425,087
                                                ============   ==========   ========   ============   ============    =============


See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                             STATEMENT OF CASH FLOWS

     For the period from October 10, 2000 (inception) to September 30, 2001

OPERATING ACTIVITIES
Net loss                                                                      $ (1,249,174)
Adjustments to reconcile net loss to net cash used
    by operating activities:
    Amortization of debt discount                                                  317,017
    Depreciation and amortization                                                  124,491
    Inventory reserves                                                              23,794
    Allowance for doubtful accounts                                                 10,000
    Common stock issued in exchange for services                                     5,220
    Changes in operating assets and liabilities:
      Accounts receivable                                                          (97,766)
      Inventories                                                                 (471,943)
      Prepaid expenses and other assets                                             (2,132)
      Accounts payable                                                              97,155
      Accrued interest on notes payable to stockholders                             11,122
      Accrued liabilities                                                           17,335
                                                                              ------------
Net cash used by operating activities                                           (1,214,881)

INVESTING ACTIVITIES
Purchases of property and equipment                                               (593,456)
Other assets                                                                       (26,065)
                                                                              ------------
Net cash used in investing activities                                             (619,521)

FINANCING ACTIVITIES
Issuance of common shares to founders                                              300,150
Issuance of common shares, net                                                   1,275,853
Proceeds from notes payable to stockholders                                        672,983
Payments on capital lease obligation                                               (18,578)
Deferred financing costs                                                           (31,277)
                                                                              ------------
Net cash provided by financing activities                                        2,199,131
                                                                              ------------

Increase in cash and cash equivalents                                              364,729
Cash and cash equivalents at beginning of period                                        --
                                                                              ------------
Cash and cash equivalents at end of period                                    $    364,729
                                                                              ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid                                                                 $     37,986
                                                                              ============
Taxes paid                                                                    $         --
                                                                              ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital lease obligation                             $    206,671
                                                                              ============
Issuance of common stock upon conversion of promissory notes                  $     90,000
                                                                              ============
Issuance of warrant for services rendered                                     $      6,075
                                                                              ============
Issuance of common stock for services rendered                                $      5,220
                                                                              ============

See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2001

1. THE COMPANY

Dickie Walker Marine, Inc. (the "Company") is a California corporation that was incorporated in October 2000 under the name Montiel Marketing Group, Inc. The Company changed its name in February 2001 and filed for reincorporation in the State of Delaware in February 2002. The Company designs, markets and distributes nautically inspired apparel, accessories and decorative items and operates in one segment. The Company's year-end is September 30.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. The Company anticipates that it will require additional funds to expand the Company's marketing and sales and customer service and support capabilities; make the capital expenditures necessary to accommodate the anticipated increase of customers and number of retail locations in which its products are displayed; and expand certain financial and administrative functions. Management believes that the funds necessary to meet its capital requirements for the next 12 months will be raised either from the offering contemplated by this Prospectus or by private equity or debt financing. Without the additional financing, the Company will be required to delay, reduce the scope of and eliminate one or more of its sales and marketing programs and significantly reduce its expenditures related to merchandising programs.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           DICKIE WALKER MARINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue is recognized when title and risk of loss transfers to the customer. Provisions are made for estimated product returns and sales allowances.

ADVERTISING EXPENSES

Advertising costs are included in selling, general and administrative expenses and are expensed as incurred. Advertising expenses for the period from October 10, 2000 (inception) to September 30, 2001 totaled approximately $39,700.

SHIPPING AND HANDLING EXPENSES

Shipping and handling expenses are included in selling, general and administrative expenses and total approximately $24,800 for the period from October 10, 2000 (inception) to September 30, 2001.

CASH EQUIVALENTS

Cash equivalents consist of money market demand deposit accounts with maturities of less than ninety days when acquired.

CONCENTRATION OF RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company performs credit evaluations of new customers and does not require collateral. Accounts receivable are generally due in 30 days. For the period from October 10, 2000 (inception) to September 30, 2001, sales to one customer accounted for approximately 95% of total sales and represents approximately 90% of the accounts receivable balance at September 30, 2001.

The Company currently purchases the majority of its components from a few suppliers. Although there are a limited number of manufacturers for such components, management believes that other suppliers could provide merchandise on similar terms if needed without adversely impacting operating results.

                           DICKIE WALKER MARINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated over the estimated useful lives of two to five years using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

Intangible assets, consisting primarily of license and trademark costs, are being amortized on the straight-line method over 10 years and are included in other assets. Accumulated amortization totaled $1,350 at September 30, 2001.

WEBSITE DEVELOPMENT COSTS

Website development costs relating to software (including website applications, infrastructure and graphics) used to construct a website internally and for which a plan to market and sell its products on the Company's website does exist, are accounted for in accordance with Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. According to SOP 98-1, once the capitalization criteria have been met, the Company must capitalize direct costs of materials and services. Training costs, data conversion costs and operating expenses are expensed as incurred. As of September 30, 2001, direct costs of outside services totaling approximately $215,300 have been capitalized as software in property and equipment in accordance with SOP 98-1 and are being amortized over two years.

LONG-LIVED ASSETS

The Company assesses and evaluates potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset over its remaining useful life compared to the asset's carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. No such impairment losses have been identified by the Company.

                           DICKIE WALKER MARINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS

Costs incurred to obtain financing are capitalized and are amortized to interest expense using the straight-line method over the life of the related debt. Accumulated amortization at September 30, 2001 totaled $4,110.

INCOME TAXES

The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax and financial reporting bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

NET LOSS PER SHARE

The Company calculates basic loss per share by dividing net loss by the weighted-average common shares outstanding during the period. Diluted loss per share reflects the potential dilution to basic loss per share that could occur upon the conversion or exercise of dilutive securities, options, warrants or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of the Company's common shares during the period. As the Company has incurred a loss for the period from October 10, 2000 (inception) to September 30, 2001, warrants and convertible notes to stockholders are not included in the computation of net loss per share since their effect is anti-dilutive.

                           DICKIE WALKER MARINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EMPLOYEE STOCK BASED COMPENSATION

Statement of Financial Accounting Standards ('SFAS") No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which expense is recognized over the vesting period and is determined based on the fair value of all stock-based awards on the date of grant. SFAS No. 123 also allows companies to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma income per share disclosures for employee stock option grants. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. For the period from October 10, 2000 (inception) to September 30, 2001, the Company's pro forma net loss was the same as the net loss reported.

NON-EMPLOYEE STOCK-BASED COMPENSATION

Stock-based awards issued to non-employees are accounted for using a fair value method and are remeasured to fair value at each period end until the earlier of the date that a commitment for performance by the counterparty to earn the award is reached or the service is complete.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. None of the Company's debt instruments that are outstanding at September 30, 2001, have readily ascertainable market values; however, the carrying values are considered to approximate their fair values. Interest on the notes payable to stockholders issued in connection with the private placement (Note 4) was based on borrowing rates below rates currently available to the Company. In order to reflect the carrying amount for these borrowings at estimated fair value in accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and APB No. 11, Interest on Receivables and Payables, management allocated a portion of the proceeds associated with these notes to equity and recorded a corresponding debt discount on the notes totaling $317,017. As of September 30, 2001, the entire $317,017 has been amortized into interest expense.

                           DICKIE WALKER MARINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components. Net loss was the same as comprehensive loss for the period presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which supercedes APB 17, Intangible Assets, and eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets. Instead, goodwill and other intangibles with indefinite lives will be tested for impairment on at least an annual basis utilizing a test that begins with an estimate of the fair value of the reporting unit or intangible asset. Previous accounting principles utilized undiscounted cash flows to determine if an impairment had occurred. The Company will adopt SFAS No. 142 during fiscal 2002. However, it is not anticipated to have an impact on the Company's operations or financial condition.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which will become effective for the Company beginning in fiscal 2003. This statement establishes a number of rules for the recognition, measurement and display of long-lived assets which are impaired and either held for sale or continuing use within the business. In addition, the Statement broadly expands the definition of a discontinued operation to individual reporting units or asset groupings for which identifiable cash flows exist.

                           DICKIE WALKER MARINE, INC.

3. BALANCE SHEET DETAILS

Certain components of balance sheet accounts as of September 30, 2001 are as follows:

Accounts receivable:
    Accounts receivable                                          $     97,766
    Less allowance for doubtful accounts and sales returns            (10,000)
                                                                 ------------
                                                                 $     87,766
                                                                 ============

Inventories:
    Raw materials                                                $    119,723
    Finished goods                                                    352,220
                                                                 ------------
                                                                      471,943
    Less inventory reserves                                           (23,794)
                                                                 ------------
                                                                 $    448,149
                                                                 ============

Property and equipment:
    Machinery and equipment                                      $    263,359
    Furniture and fixtures                                            321,477
    Capitalized software                                              215,291
                                                                 ------------
                                                                      800,127
    Less accumulated depreciation and amortization                   (119,031)
                                                                 ------------
                                                                 $    681,096
                                                                 ============

4.  STOCKHOLDERS' EQUITY AND NOTES PAYABLE TO STOCKHOLDERS

During the period from October 10, 2000 (inception) to September 30, 2001, the Company issued 1,725,000 shares of the Company's common stock to founders, directors, and employees of the Company for cash proceeds totaling $300,150. In connection with the issuance of these shares, the Company's Chief Executive and Financial Officer ("executive") paid for approximately 330,000 shares (at $.087 per share, or $28,710) of founders stock on behalf of two of the Company's employees and one member of the Company's Board of Directors. In conjunction with this payment, the executive issued two full-recourse notes relating to 270,000 shares that were issued to the employees and gifted $5,220 for the 60,000 shares issued to the member of the Board of Directors for services rendered. The notes payable by the two employees to the executive bear interest at a rate of 10% per annum and mature in October 2003. Interest only payments are payable by the two employees in quarterly installments commencing January 1, 2001. As of September 30, 2001, all interest payments had been paid in accordance with the terms of the note. Pursuant to Interpretation No. 1 to Accounting Principles Board No. 25, the Company has accounted for these transactions as if the Company had issued or granted the shares. Therefore the Company has recorded compensation expense totaling $5,220 related to the shares issued to the member of the Board of Directors by the executive.

                           DICKIE WALKER MARINE, INC.

4. STOCKHOLDERS' EQUITY AND NOTES PAYABLE TO STOCKHOLDERS (CONTINUED)

During April 2001, the Company closed a private placement of 44 units, each unit consisting of 12,500 shares of the Company's common stock and a $22,500 subordinated convertible four-year promissory note with a stated interest rate of 7% per annum ("Note"). At the option of the holder, the Note is convertible into shares of the Company's common stock at $3.60 per share, or 6,250 shares per unit at September 30, 2001. The conversion price is subject to adjustment upon the occurrence of certain events, as defined. The Notes are subordinated to certain senior debt of the Company, as defined, up to an aggregate of $25,000,000. Interest is payable semi-annually on February and August of each year. The Notes are redeemable by the Company upon 30 days written notice at a 20% premium over the conversion price during the first year of the note, at a 15% premium over the conversion price during the second year of the note, and at a 10% premium over the conversion price during the third year of the Note.

Interest on these Notes payable to stockholders was based on borrowing rates below rates currently available to the Company. In order to reflect the carrying amount for these borrowings at estimated fair value in accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and APB No. 11, Interest on Receivables and Payables, management allocated a portion of the proceeds associated with these Notes to equity and recorded a corresponding debt discount on the Notes totaling $317,017 based on an estimated fair value rate of 15% per annum. As of September 30, 2001, the entire $317,017 has been amortized into interest expense.

In connection with the private placement of shares of the Company's common stock and notes payable to stockholders, the Company issued a warrant to purchase 8,438 shares of the Company's common stock at $2.40 per share. The warrant was valued at approximately $6,075, which is included in deferred financing and equity issuance costs. The fair value of the warrants was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions: expected volatility of 50%; risk free interest rate of 4.0%; an expected warrant life of 2 years; and no annual dividends. The warrant is exercisable immediately and expires on April 10, 2005. At September 30, 2001, no shares had been issued under the warrant.

EQUITY INCENTIVE PLAN

In January 2001, the Company adopted an Equity Incentive Plan (the Plan) which provides for the grant of up to 250,000 options. Under the Plan, the Company may grant incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to employees, officers, directors, advisors and independent contractors. The exercise price of each option shall be determined by Board of Directors, however, the exercise price of incentive stock

                           DICKIE WALKER MARINE, INC.

4. STOCKHOLDERS' EQUITY AND NOTES PAYABLE TO STOCKHOLDERS (CONTINUED)

options shall not be less than the fair market value of the shares on the date of grant, or 110% in the case of incentive stock options granted to an individual with ownership in excess of certain limits. For nonqualified stock options, the exercise price may not be less than 50% of the fair market value on the date of grant. The Company's Board of Directors will determine the vesting and other provisions of option and rights granted under the Plan and the options are exercisable for a period of ten years from the date of grant. As of September 30, 2001, no options or shares of common stock have been issued under the Plan. In February 2002, the Company terminated this Plan and adopted an Equity Incentive Plan with substantially the same plan provisions (see Note 9).

SHARES RESERVED FOR FUTURE ISSUANCE

At September 30, 2001, shares reserved for future issuance were as follows:

Conversion of warrant                                                       8,438
Conversion of principal portion of Notes Payable to Stockholders          250,000
Shares authorized for issuance under the Equity Incentive Plan            250,000
                                                                     ------------
                                                                          508,438
                                                                     ============

5. COMMITMENT AND CONTINGENCIES

The Company leases office facilities under a month-to-month operating lease. Total rent expense for the period from October 10, 2000 (inception) to September 30, 2001 totaled $18,763.

During December 2001, the Company entered into an operating lease agreement for warehouse and administrative facilities which begins in February 2002 and expires in April 2003. The monthly rent will be $3,135 per month and the lease contains a three year renewal option.

Included in property and equipment at September 30, 2001 is equipment totaling $206,671 recorded under a capital lease and accumulated depreciation of $24,533. Amortization expense associated with these assets is included in depreciation expense. This lease is personally guaranteed by the Company's Chairman, Chief Executive and Financial Officer.

                           DICKIE WALKER MARINE, INC.

5. COMMITMENT AND CONTINGENCIES (CONTINUED)

Future minimum lease payments required under capital and operating leases with non-cancelable terms in excess of one year at September 30, 2001 are as follows:

                                                     Capital          Operating
                                                   -----------       ------------
Year ended September 30:
  2002                                             $    54,264       $     25,080
  2003                                                  54,264             21,945
  2004                                                  54,264                 --
  2005                                                  54,264                 --
  2006                                                  22,612                 --
                                                   -----------       ------------
                                                       239,668       $     47,025
                                                                     ============
  Less amount representing interest                     51,575
                                                   -----------
  Present value of net minimum lease payments          188,093
  Less current portion                                  34,817
                                                   -----------
  Non-current portion                              $   153,276
                                                   ===========

6. INCOME TAXES

At September 30, 2001, the Company had Federal and California net operating loss carryforwards of approximately $1,391,000 that will begin to expire in 2021 and 2011, respectively, unless previously utilized.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss carryforwards may be limited due to cumulative changes in the Company's ownership of more than 50%. However, the Company does not believe such limitations will have a material impact on the utilization of these carryforwards.

                           DICKIE WALKER MARINE, INC.

6. INCOME TAXES (CONTINUED)

Significant components of the Company's net deferred tax assets at September 30, 2001 are as follows. A valuation allowance of $506,000 has been recognized to offset the net deferred tax asset as realization of such assets is uncertain.


Deferred tax assets:
Net operating loss carryforwards                      $    567,000
Other, net                                                  12,000
                                                      ------------
Total deferred tax assets                                  579,000

Deferred tax liabilities:
Website development costs                                  (73,000)
                                                      ------------
Total deferred tax liabilities                             (73,000)
                                                      ------------
Net deferred tax assets                                    506,000
                                                      ------------
Valuation allowance for net deferred tax assets           (506,000)
                                                      ------------
Net deferred tax assets                               $         --
                                                      ============


A reconciliation of the calculated income tax provision based on statutory tax rates in effect and the effective tax rate for the period from October 10, 2000 (inception) to September 30, 2001 is as follows:

Tax at U.S. statutory rates                                        $   (437,000)
State income taxes, net of federal tax benefit                          (71,000)
Other                                                                     2,000
Valuation Allowance                                                     506,000
                                                                   ------------
                                                                   $         --
                                                                   ============

7. RELATED PARTY TRANSACTIONS

The Company's Chairman, Chief Executive and Financial Officer has not received a salary for his services to date. In addition, in exchange for the availability of the Dickie Walker, a 50 year old wooden hulled vessel owned by this officer, for promotional purposes, the Company reimburses certain costs, including crew, fuel and maintenance. For the period from October 10, 2000 (inception) to September 30, 2001, the Company paid approximately $34,000 in connection with this arrangement.

                           DICKIE WALKER MARINE, INC.

7. RELATED PARTY TRANSACTIONS (CONTINUED)

The Company has entered into consulting arrangements with a stockholder, officer and member of the Board of Directors. Under these arrangements, the Company paid the officer approximately $94,000 for consulting services provided during the period from October 10, 2000 (inception) to September 30, 2001.

During the period from October 10, 2000 (inception) to September 30, 2001, the Company purchased products totaling approximately $6,000 from a business owned by a family member of the Company's Chairman, Chief Executive and Financial Officer and the Company Executive.

During the period from October 10, 2000 (inception) to September 30, 2001, the Company utilized the consulting services of Lake Consulting, of which Brian F. Kaminer is the principal. Mr. Kaminer is a director and stockholder of Dickie Walker. Lake Consulting provided consulting services involving merchandising issues. The Company paid Lake Consulting a total of $94,000 under this arrangement.

8. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth summary quarterly financial information for the period from October 10, 2000 (inception) to September 30, 2001:

                                 Inception                       Quarter Ended
                                  Through        ---------------------------------------------
                              December 31,2000      March 31         June 30      September 30
                              ----------------   --------------   ------------    ------------
Net sales                      $          --     $        --      $   361,848     $   253,043
Operating loss                       (64,457)       (332,754)        (233,464)       (259,954)
Net loss                             (64,457)       (656,258)        (247,122)       (281,337)

Net loss per common share:
   Basic and diluted           $        (.04)    $      (.34)     $      (.11)    $      (.12)
   Weighted average shares         1,725,000       1,920,938        2,182,005       2,300,000

9. SUBSEQUENT EVENTS

STOCK SPLIT

In January 2002, the Board of Directors approved a two-for-one reverse split of the Company's outstanding common stock. All share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the reverse stock split.

                           DICKIE WALKER MARINE, INC.

9.  SUBSEQUENT EVENTS (CONTINUED)

REINCORPORATION IN DELAWARE

In January 2002, in connection with the initial planned public offering, the Board of Directors authorized the reincorporation of the Company in the state of Delaware. The articles of incorporation filed with the state of Delaware on February 4, 2002 authorized the issuance of 2,000,000 shares of Preferred Stock, which are issuable in one or more series, and gives the Board of Directors the authority to fix the powers, designations, preferences and other rights, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences of the issuances without any further action by the Company's stockholders. In addition, it established the par value of the Company's common stock at $.001 per share. The amounts in the accompanying financial statements have been retroactively restated reflect these changes in the capital structure of the Company.

EQUITY INCENTIVE PLAN

In January 2002, the Board of Directors adopted an Equity Incentive Plan which provides for the issuance of up to 500,000 options. The provisions of the Plan are substantially the same as those in the Equity Incentive Plan adopted in January 2001.

                           DICKIE WALKER MARINE, INC.

                               1,200,000 SHARES OF

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------









                           SCHNEIDER SECURITIES, INC.

                              _______________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The only statute, bylaw, contract or arrangement under which any controlling person, director or officer of the company is insured or indemnified in any matter against liability which he may incur in his capacity as such, are as follows:

INDEMNIFICATION OF DIRECTORS

         Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

               o any breach of the director's duty of loyalty to us or our stockholders;

               o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

               o unlawful dividends or unlawful stock purchases or redemptions; or

               o any transaction from which the director derives an improper personal benefit.

         As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director's duty of care. However, these provisions do not affect a director's responsibilities under any other laws, including federal securities laws.

         Our certificate of incorporation provides for the indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees and agents, to the extent determined by our Board of Directors, except that we will generally not be obligated to indemnify a person in connection with an action initiated by that person without our prior written consent. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification.

INDEMNIFICATION OF OTHERS

         We shall have the power, to the extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of our directors, officers, employees, and agents against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 145(a) of the Delaware General Corporation Law), arising by reason of the fact that such person is or was an employee, officer, or agent of the corporation. For purposes of this Section, a "director," "officer," "employee," or "agent" of the corporation includes any person (i) who is or was a director, officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise.

PAYMENT OF EXPENSES IN ADVANCE

         We shall pay the expenses (including attorneys' fees) incurred in defending any proceeding, prior to its final disposition, provided that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by person seeking indemnification to repay all amounts advanced if it should ultimately be determined that the indemnified party is not entitled to be indemnified.

CLAIMS

         If a claim for indemnification or payment of expenses is not paid in full within sixty (60) days after a written claim by the indemnitee has been received by the Corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim

INDEMNITY NOT EXCLUSIVE

         The indemnification provided by our Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of our Certificate of Incorporation, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The obligation to indemnify or advance expenses to any Indemnitee who was or is serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount the Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

INSURANCE INDEMNIFICATION

         The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under the provisions of our Bylaws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, other than underwriting discounts and commissions are as follows:

SEC Registration Fees                               $      1,864
Printing and Mailing Fees and Costs                      125,000
Transfer Agent Fees and Costs                              4,500
Legal Fees and Costs                                      80,000
Blue Sky Legal and Filing Fees and Costs                  30,000
Accounting Fees and Costs                                170,000
Nasdaq Listing Fees and Costs                             23,636
Road Show Expenses                                        15,000
Representative's Non-accountable Expense Allowance       180,000
                                                    ------------
TOTAL                                               $    630,000
                                                    ============


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In October 2000, 1,725,000 shares of common stock were sold to founders, key employees and a member of the Board of Directors of the company for $.087 per share. These shares were sold in reliance on an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Shares issued to certain employees were secured by a Promissory Note, payable to Gerald W. Montiel, the founder of the company. The company conducted a private placement from January 2001 to June 2001 pursuant in which it sold 1,100,000 shares of common stock and $990,000 in four-year 7% subordinated convertible promissory notes (the "Notes"). To date, $90,000 in notes have been converted to 25,000 shares of common stock. In January 2001, Schneider Securities, Inc., our non-exclusive placement agent, was issued a four year warrant to purchase 8,438 shares of common stock at an exercise price of $2.40 per share. The warrant was issued to Schneider Securities at the time of our first closing of the private placement. The sale of common stock and notes was made in reliance upon an exemption under Section 506 of Regulation D.

ITEM 27. EXHIBITS.

Exhibit No.       Description
-----------       -----------

     1.1          Form of Underwriting Agreement

     1.2          Form of Agreement Among Underwriters

     1.3          Form of Selected Dealer Agreement

     1.4          Form of Consulting Agreement with Schneider Securities, Inc.

     2.1          Form of Agreement and Plan of Merger between Dickie Walker
                  Marine, Inc., a California corporation and Dickie Walker
                  Marine, Inc., a Delaware corporation

     3.1a Articles of Incorporation for Montiel Marketing Group, Inc. as filed with the California Secretary of State on October 10, 2000.

     3.1b Certificate of Amendment to the Articles of Incorporation as filed with the California Secretary of State on February 16, 2001.

     3.1c Certificate of Incorporation for Dickie Walker Marine, Inc. as filed with the Delaware Secretary of State on February 4, 2002

     3.2a Bylaws of the California corporation as adopted by its Board of Directors on October 10, 2000.

     3.2b Form of Bylaws of the Delaware corporation to be adopted by its Board of Directors.

     4.1 Specimen stock certificate representing shares of common stock of the registrant*

     4.2          Form of Representative's Warrant

     4.3          Placement Agent's Warrant

     4.4          Form of Investor Note from 2001 Private Placement

     5.1          Opinion of Gorsuch Kirgis LLP*

    10.1          $50,000 Promissory Note in favor of Gerald W. Montiel dated
                  January 15, 2002

    10.2          $45,000 Promissory Note in favor of Gerald W. Montiel dated
                  January 31, 2002

    10.3 Form of Reimbursement Agreement between Gerald W. Montiel and the company dated February 1, 2002

    10.4 License Agreement between Gerald W. Montiel and the company dated February 1, 2001

    10.5          Strategic Alliance Agreement with West Marine Products, Inc.
                  dated October 19, 2001 [Confidential Treatment Requested]

    10.6 Facility Lease Agreement with WHMF dated February 1, 2002 for the facility located at 1414 South Tremont Street, Oceanside,
                  California

    10.7          2002 Equity Incentive Plan

    10.8 Form of Lock-Up Agreement among the officers, directors and stockholders and the representative

    10.9          Form of Employment Agreement with Gerald W. Montiel dated
                  February 1, 2002

    10.10         Equipment Lease Agreement with Emtex Leasing Corporation dated
                  April 4, 2001

    10.11         Form of Stockholder Rights Agreement*

    23.1          Consent of Ernst & Young LLP, Independent Auditors

    23.2 Consent of Gorsuch Kirgis LLP contained in its opinion filed as Exhibit 5*

*   To be filed by amendment

ITEM 28. UNDERTAKINGS.

         1. The undersigned registrant will provide to the representative of the underwriter at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         3. The undersigned small business issuer will: (i) for determining any liability under the Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective, and (ii) for determining liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Oceanside, State of California, on February 11, 2002.

                                             DICKIE WALKER MARINE, INC.


                                            By: /s/ Julia Sargent Knudsen
                                                --------------------------------
                                                Julia Sargent Knudsen, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Gerald W. Montiel                                    Date: February 11, 2002
------------------------------------------------
Gerald W. Montiel
Director, Chief Executive Officer,
Chief Marketing Officer, and
Chairman of the Board


/s/ Julia Sargent Knudsen                                Date: February 11, 2002
------------------------------------------------
Julia Sargent Knudsen, Director, President,
Chief Operating Officer, Chief Financial Officer


/s/ Norman Lefkovits, Jr.                                Date: February 11, 2002
------------------------------------------------
Norman Lefkovits, Jr., Director


/s/ Brian F. Kaminer                                     Date: February 11, 2002
------------------------------------------------
Brian F. Kaminer, Director


/s/ James R. Smith                                       Date: February 11, 2002
------------------------------------------------
James R. Smith, Director


/s/ W. Brent Robinson                                    Date: February 11, 2002
------------------------------------------------
W. Brent Robinson, Director

                                 EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

     1.1          Form of Underwriting Agreement

     1.2          Form of Agreement Among Underwriters

     1.3          Form of Selected Dealer Agreement

     1.4          Form of Consulting Agreement with Schneider Securities, Inc.

     2.1          Form of Agreement and Plan of Merger between Dickie Walker
                  Marine, Inc., a California corporation and Dickie Walker
                  Marine, Inc., a Delaware corporation

     3.1a Articles of Incorporation for Montiel Marketing Group, Inc. as filed with the California Secretary of State on October 10, 2000.

     3.1b Certificate of Amendment to the Articles of Incorporation as filed with the California Secretary of State on February 16, 2001.

     3.1c Certificate of Incorporation for Dickie Walker Marine, Inc. as filed with the Delaware Secretary of State on February 4, 2002

     3.2a Bylaws of the California corporation as adopted by its Board of Directors on October 10, 2000.

     3.2b Form of Bylaws of the Delaware corporation to be adopted by its Board of Directors.

     4.1 Specimen stock certificate representing shares of common stock of the registrant*

     4.2          Form of Representative's Warrant

     4.3          Placement Agent's Warrant

     4.4          Form of Investor Note from 2001 Private Placement

     5.1          Opinion of Gorsuch Kirgis LLP*

    10.1          $50,000 Promissory Note in favor of Gerald W. Montiel dated
                  January 15, 2002

    10.2          $45,000 Promissory Note in favor of Gerald W. Montiel dated
                  January 31, 2002

    10.3 Form of Reimbursement Agreement between Gerald W. Montiel and the company dated February 1, 2002

    10.4 License Agreement between Gerald W. Montiel and the company dated February 1, 2001

    10.5          Strategic Alliance Agreement with West Marine Products, Inc.
                  dated October 19, 2001 [Confidential Treatment Requested]

    10.6 Facility Lease Agreement with WHMF dated February 1, 2002 for the facility located at 1414 South Tremont Street, Oceanside,
                  California

    10.7          2002 Equity Incentive Plan

    10.8 Form of Lock-Up Agreement among the officers, directors and stockholders and the representative

    10.9          Form of Employment Agreement with Gerald W. Montiel dated
                  February 1, 2002

    10.10         Equipment Lease Agreement with Emtex Leasing Corporation dated
                  April 4, 2001

    10.11         Form of Stockholder Rights Agreement*

    23.1          Consent of Ernst & Young LLP, Independent Auditors

    23.2 Consent of Gorsuch Kirgis LLP contained in its opinion filed as Exhibit 5*

*   To be filed by amendment